As filed with the Securities and Exchange Commission on February 29, 1996


                                           SEC Registration No. 33-64977

                          SECURITIES AND EXCHANGE COMMISSION

                                   AMENDMENT NO. 1

                            FORM S-1 REGISTRATION STATEMENT

                            UNDER THE SECURITIES ACT OF 1933

                                   CONTOUR MEDICAL, INC.
                    (Exact Name of Registrant as Specified in its Charter)

        Nevada                         3842                    77-0163521
(State or Other Juris-    (Primary Standard Industrial     (IRS Employer Iden-
diction of Incorpora-      Classification Code Number)      tification Number)
tion)

                       3340 Scherer Drive, St. Petersburg, Florida 33716
                                         (813) 572-0089
                (Address, Including Zip Code, and Telephone Number, Including
                   Area Code, of Registrant's Principal Executive Offices)

                                Gerald J. Flanagan, President
                     3340 Scherer Drive, St. Petersburg, Florida 33716
                                       (813) 572-0089
                  (Name, Address and Telephone Number of Agent for Service)

                                          Copies to:
                                     Jon D. Sawyer, Esq.
                                     Jon D. Sawyer, P.C.
                             1401 Seventeenth Street, Suite 460
                                    Denver, Colorado  80202
                                         (303) 295-2355
_____________________________________________________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

__________________________________________________________________________________________

                 CALCULATION OF REGISTRATION FEE

Title of Each Class  Proposed Maxi-  Proposed Maximum      Amount of
 of Securities to     Amount to be     mum Offering     Aggregate Offer-
Registration
  be Registered        Registered      Price Per Unit      ing Price
Fee
Common Stock,           119,225           $4.50<F2>     $  536,512.50       $
185.00
$.001 Par Value<F1>     Shares            Per Share

Common Stock,           300,000           $4.50<F4>     $1,350,000.00       $
465.52
$.001 Par Value<F3>     Shares            Per Share

Common Stock,           600,000           $4.125<F6>    $2,475,000.00       $
853.45
$.001 Par Value<F5>     Shares            Per Share

Common Stock,           550,000           $2.182<F8>    $1,200,000.00       $
413.79
$.001 Par Value<F7>     Shares            Per Share

                                                Total   $5,561,512.50
$1,917.76

                               (See Notes on following sheet)

<FN1>
Issuable upon exercise of the Registrant's Class B Warrants outstanding.
<FN2>
Based on the exercise price of the Class B Warrants.
<FN3>
Issuable upon the exercise of the Registrant's Class C Warrants outstanding.
<FN4>
Based on the exercise price of the Class C Warrants.
<FN5>
Issuable upon the conversion of the Registrant's Series A Convertible Preferred Stock outstanding.
<FN6>
Estimated based on the closing price of the Registrant's Common Stock as reported on the Nasdaq Small Cap Market on December 8, 1995.
<FN7>
Shares issuable upon the exercise of Consultants' Warrants.
<FN8>
Based on the average exercise price of the Consultants' Warrants.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registra-tion Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                               CONTOUR MEDICAL, INC.

         Cross-Reference Sheet pursuant to Item 501(b) of Regulation S-K between Registration Statement (Form S-1) and Form of Prospectus.

      Item Number and Caption              Heading in Prospectus

 1.   Forepart of the Registration         Outside Front Cover Page;
      Statement and Outside Front          Inside Front Cover Page
      Cover Page of Prospectus

 2.   Inside Front and Outside Back        Inside Front Cover Page;
      Cover Pages of Prospectus            Outside Back Cover Page

 3.   Summary Information, Risk            Prospectus Summary; Risk
      Factors and Ratio of Earnings        Factors; The Company
      to Fixed Charges

 4.   Use of Proceeds                      Use of Proceeds

 5.   Determination of Offering Price      Description of Securities

 6.   Dilution                             Not Applicable

 7.   Selling Security Holders             Not Applicable

 8.   Plan of Distribution                 Outside Front Cover Page;
                                           Plan of Distribution

 9.   Description of the Securities to     Description of Securities
      be Registered

10.   Interest of Named Experts and        Not Applicable
      Counsel

11.   Information With Respect to
      the Registrant:

      (a)  Description of Business         The Company; Business

      (b)  Description of Properties       Business -- Facilities

      (c)  Legal Proceedings               Not Applicable

      (d)  Market Price; Dividends and     Price Range of Common Stock;
           Related Stockholder Matters     Dividend Policy; Risk Factors;
                                           Description of Securities

      (e)  Financial Statements            Financial Statements

      (f)  Selected Financial Information  Selected Financial Information

      (g)  Supplementary Financial         Not Applicable
           Information

      (h)  Management's Discussion and     Management's Discussion and
           Analysis of Financial Condi-    Analysis of Financial Condi-
           tion and Results of Opera-      tion and Results of Operations
           tions

      (i)  Disagreements with Accountants  Not Applicable

      (j)  Directors and Officers          Management

      (k)  Executive Compensation          Management

      (l)  Security Ownership              Security Ownership of Management
                                           and Principal Shareholders

      (m)  Certain Relationships and       Management; Certain Transactions
           Related Transactions

12.   Disclosure of Commission Posi-       Not Applicable
      tion on Indemnification for
      Securities Act Liabilities


                                 SUBJECT TO COMPLETION; DATED _________, 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               CONTOUR MEDICAL, INC.

                   119,225 Shares of Common Stock Issuable Upon
                           Exercise of Class B Warrants
                   300,000 Shares of Common Stock Issuable Upon
                           Exercise of Class C Warrants
                   600,000 Shares of Common Stock Issuable Upon
                Conversion of Series A Convertible Preferred Stock
                     550,000 Shares of Common Stock Issuable
                      Upon Exercise of Consultants' Warrants

     Included in the securities offered hereby are 119,225 shares of common stock, $.001 par value ("Common Stock") underlying Class B redeemable common stock purchase warrants (the "Class B Warrants") of the Company. Also included in the securities offered hereby are 300,000 shares of Common Stock underlying Class C redeemable common stock purchase warrants (the "Class C Warrants"). The Class B Warrants and Class C Warrants were issued as part of units sold in two separate private offerings conducted by the Company. Each Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $4.50 per share until July 15, 1996, subject to earlier redemption by the Company. Each Class C Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $4.50 per share from February 25, 1996, through February 24, 1999, subject to earlier redemption by the Company. (See "DESCRIPTION OF SECURITIES.")

     Also included in the securities offered hereby are 600,000 shares of Common Stock of the Company issuable upon the conversion of the Company's Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock was issued as part of Units sold in a private offering conducted by the Company. Each share of Series A Convertible Preferred Stock is convertible into one share of Common Stock commencing on February 24, 1996, unless redeemed by the Company. (See "DESCRIPTION OF SECURITIES.")

     Also included in the securities offered hereby are 550,000 shares of the Common Stock underlying certain common stock purchase warrants which were issued to consultants of the Company ("Consultants Warrants"), which entitle the holders to purchase shares of Common Stock at exercise prices of $1.50 and $3.00 per share. (See "DESCRIPTION OF SECURITIES.")

     The Company's Common Stock currently trades in the Nasdaq Small Cap Market under the symbol "CTMI", and on February 7, 1996, the closing price of the Common Stock was $6.00. (See "PRICE RANGE OF COMMON STOCK.")

                               __________________

     THESE ARE SPECULATIVE SECURITIES. AN INVESTMENT IN THE SECURITIES OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                               ___________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ___________________

                                                   Underwriting     Proceeds
                                    Price to      Discounts and      to the
                                Warrant Holders  Commissions<FN1> Company<FN2>
Per Share on Exercise of
  Class B Warrants                 $     4.50          -0-         $     4.50
Total                              $  536,512          -0-         $  536,512
_____________________________________________________________________________

Per Share on Exercise of
  Class C Warrants                 $     4.50          -0-         $     4.50
Total                              $1,350,000          -0-         $1,350,000
_____________________________________________________________________________

Per Share on Exercise of
  Consultants' Warrants<FN3>       $    2.182          -0-         $    2.182
Total                              $1,200,000          -0-         $1,200,000

<FN1>
No commissions or fees will be paid in connection with the exercise of the Class B Warrants, Class C Warrants or Consultants' Warrants.
<FN2>
Before deducting expenses of this offering estimated at $30,000.
<FN3>
Based on the average exercise price of the Consultants' Warrants.

         The date of this Prospectus is _________, 1996.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. However, all material elements of such contracts and documents are disclosed in this Prospectus. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

    The Company is subject to the reporting requirements of Section 13(a) and to the proxy requirements of Section 14 of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

THE COMPANY

     Contour Medical, Inc. and subsidiaries (the "Company") manufactures a full line of orthopedic care and rehabilitation products in addition to a full line of disposable surgical products. The orthopedic and rehabilitative products include pads and positioning aids for x-rays, CAT scans, mammograms and MRI's; braces for reconstructive rehabilitation after surgery; and finger spreaders, leg spreaders and leg positioning devices to prevent atrophy and speed recovery from surgery. Sterile and non-sterile products such as sponges, swabs, instrument holders, equipment covers and drapes make up the Company's disposable product line.

     In addition to the standard product lines offered, the Company offers customers the benefit of specialty manufacturing. The Company's staff assists in total product development from concept to completed product manufacturing and distribution.

     In 1994, the Company began manufacturing and marketing its "REDI NURSE SYSTEM[TM]" product line, which provides custom packaged procedural trays for use in clinics and nursing homes as well as by home health care nurses. The Company also designs and fabricates disposable medical products for sports medicine applications.

     Beginning in 1995, the Company commenced distribution of medical supply products to nursing home and retirement facilities owned, leased or managed by Retirement Care Associates, Inc., the Company's majority shareholder. The Company has now expanded this activity to other nursing home operators and other health care providers.

THE OFFERING

      Common Stock Outstanding            4,613,841 Shares<FN1>

      Securities Offered Upon
      Exercise of Class B Warrants        119,225 Shares of Common Stock

      Securities Offered Upon
      Exercise of Class C Warrants        300,000 Shares of Common Stock

      Securities Offered Upon
      Conversion of Series A
      Convertible Preferred Stock         600,000 Shares of Common Stock

      Securities Offered Upon
      Exercise of Consultants'
      Warrants                            550,000 Shares of Common Stock

      Common Stock Outstanding
      After Offering                      6,183,066 Shares(1)

      Nasdaq Small Cap Market
      Symbol                              CTMI
__________________

<FN1>

As of February 1, 1996. Does not include 460,000 shares of Common Stock issuable upon the exercise of outstanding options. (See "MANAGEMENT.")

[/FN]

     RISK FACTORS: The purchase of these securities involves a high degree of risk. Prospective investors should review carefully and consider the factors described under "RISK FACTORS."

     USE OF PROCEEDS: The proceeds from the offering will be used for general corporate purposes. (See "USE OF PROCEEDS.")

     SUMMARY FINANCIAL DATA: The following table sets forth certain selected financial data with respect to the Company and is qualified in its entirety by reference to the financial statements and notes thereto included in this Pro-spectus.

Balance Sheet Data:

                              At
                         December 31,  At June 30,        At December 31,
                             1995          1995          1994          1993

Current Assets            $4,899,832    $4,351,326    $1,129,398    $1,224,496
Total Assets               6,066,982     5,176,426     1,484,568     1,878,465
Current Liabilities        1,679,898     1,377,578       410,162       829,200
Working Capital            3,219,934     2,973,748       719,236       395,296
Long-Term Debt             1,061,130       907,711       554,323          -0-
Shareholders' Equity       3,325,954     2,891,137       520,083       648,765


Statement of Income Data:

                             For the Six Months        For the Six Months
                             Ended December 31,           Ended June 30,
                             1995         1994          1995          1994

Sales                     $4,750,349   $2,016,545    $3,568,459    $1,929,200
Net Income (Loss)            229,869     (121,370)      111,373      (478,798)
Net Income (Loss) Per
  Common Share            $      .05   $     (.05)   $      .02    $     (.21)

Weighted Average Shares
  and Share Equivalents
  Outstanding              4,613,841    2,560,883     4,558,215     2,230,472

Cash Dividends Per Share        -0-          -0-           -0-           -0-

                                       For the Year Ended December 31,
                                       1994          1993          1992

Sales                               $3,945,745    $3,618,359    $3,440,701
Net Income (Loss)                     (529,182)      (73,536)       79,126
Net Income (Loss) Per
 Common Share                       $     (.21)   $     (.05)   $      .07

Weighted Average Shares
 and Share Equivalents
 Outstanding                         2,560,883     1,366,158     1,124,197

Cash Dividends Per Share                  -0-           -0-           -0-

                                  RISK FACTORS

     The securities offered hereby represent a speculative investment and involve a high degree of risk of a loss of part or all of the investment. Therefore, prospective investors should read this entire Prospectus and carefully consider the following risk factors in addition to the other information set forth elsewhere in this Prospectus prior to making an investment.

     1. ACCUMULATED DEFICIT. As of December 31, 1995, the Company had an accumulated deficit of $(64,540). There can be no assurance that the Company will be able to maintain profitable operations on a long-term basis.


     2. ADVANCES MADE TO MAJORITY SHAREHOLDER AND DEPENDENCE ON SALES TO FACILITIES CONTROLLED BY IT. The Company has engaged in a number of transactions with its majority shareholder, Retirement Care Associates, Inc. ("Retirement Care"), as well as facilities owned, leased or controlled by it. In particular, as of December 31, 1995, the Company had advanced $941,563 to Retirement Care on an interest-free basis. In addition, during the six months ended December 31, 1995, and the six months ended June 30, 1995, the Company sold approximately $1,653,000 and $1,426,000, respectively, in bulk medical supplies to nursing homes and retirement facilities owned, leased or managed by Retirement Care, and such sales represented approximately 35% and 40% of the Company's sales during such periods, respectively. As of December 31, 1995, such facilities owed the Company $1,254,555 in accounts receivable in connection with such sales. The Company is dependent upon the continuation of sales to the affiliated facilities and the payment of amounts owed by Retirement Care and the affiliated facilities.

     3. ARTIBRARY OFFERING PRICE. The prices at which the Class B Warrants, Class C Warrants and Consultants' Warrants may be exercised were arbitrarily determined by the Company. The exercise prices bear no relationship to objective criteria of value.

     4. PROCEEDS OF WARRANT EXERCISES NOT ALLOCATED. The net proceeds from the exercise of the Class B Warrants, Class C Warrants and Consultants' Warrants have not been designated to be used for a specific purpose by the management of the Company. Persons who exercise their Class B, Class C Warrants or Consultants' Warrants will be trusting their funds to management, who will have broad discretion in determining specific expenditures of the funds. Accordingly, this uncertainty increases the risk of an investment in the Company since investors do not have an opportunity to review and evaluate the specific expenditures which may be made by the Company. The Company does not intend to use the funds to make acquisitions of other businesses, and has no present plans or discussions related to possible future acquisitions. See "USE OF PROCEEDS."

     5. RETENTION OF CONTROL BY RETIREMENT CARE ASSOCIATES, INC. Retirement Care Associates, Inc. ("Retirement Care") beneficially owns 67.9% of the Company's Common Stock outstanding. Since cumulative voting in the election of Directors is not permitted, it presently has the power to elect all of the Directors of the Company.

     6.   POTENTIAL ADVERSE IMPACT OF GOVERNMENT REGULATION AND
HEALTHCARE REFORM. The healthcare supply industry is not highly regulated at present. Therefore, the Company has not been directly impacted by governmental regulations in the healthcare area. The Company is unable to determine to what extent, if any, regulation of medical supplies may be proposed or adopted or, if adopted, the favorable or unfavorable impact, if any, they would have on the Company's operations. In addition, there can be no assurance that future healthcare reform will not negatively impact the Company, or its major customers.

     7. COMPETITION. The Company is a small manufacturing concern engaged in a specialized niche of the health care supply business. It therefore competes with all of the health care product manufacturers, substantially all of which are better capitalized and have significantly greater resources than does the Company.

     8. SUCCESS DEPENDENT ON MANAGEMENT. Success of the Company depends on the active participation of Gerald J. Flanagan. The Company has an employment agreement with Mr. Flanagan, but it has not obtained "key-man" insurance on him. The loss of the services of Mr. Flanagan could adversely affect the development of the Company's business.

     9. PRODUCT LIABILITY. Due to the nature of the business of the Company, it faces substantial potential liability in connection with the sale and consumption of its products. The Company carries liability insurance in the amount of $1,000,000 per occurrence and also carries an umbrella excess liability insurance policy which has a $2,000,000 per occurrence limit with an aggregate limit of $2,000,000. It is possible that liabilities arising out of use of the products of the Company could have a severe effect on the Company.

     10. DIVIDEND POLICY. The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to provide for the growth of the Company. Payment of cash dividends in the future will depend, among other things, upon the Company's future earnings, requirements for capital improvements and financial condition. As a result, investors may never receive any income from the ownership of the Company's Common Stock.

                                   THE COMPANY

     The Company was organized in the State of Nevada under the name Master Acquisitions, Inc. in April 1987. Its name was changed to Best Acquisitions, Inc. in March 1988, and in 1989, the Company conducted an initial public offering as a "blank check" company seeking business opportunities. In 1991, the Company's name was again changed to Associated Healthcare Industries, Inc. ("AHII"). The Company was a development stage company operating in the health care industry prior to the acquisition of all of the issued and outstanding stock of the Michigan and Florida Subsidiaries in May 1993, as discussed below. In connection with the acquisition of the stock of the Michigan and Florida Subsidiaries, the Company's name was changed to Contour Medical, Inc. on June 30, 1993.

     On May 14, 1993, effective as of January 1, 1993, the Company acquired all of the issued and outstanding stock of the Michigan and Florida Subsidiaries in exchange for the issuance of (i) 1,000,000 shares of the Company's Class D Redeemable Preferred Stock and 666,666 Class D Warrants (valued by the parties at $6,000,000); and (ii) 666,669 shares of the Company's Class C Convertible Preferred Stock (valued by the parties at $2,000,000). In April 1994, all Class D Redeemable Preferred Stock and Class D Warrants were exchanged for shares of Class One Convertible Preferred Stock and Common Stock.

     The Michigan Subsidiary operates from a 23,000 square foot company-owned facility located on twelve acres in Grand Blanc, Michigan, approximately 50 miles north of Detroit and about 15 minutes from Flint. The Michigan Subsidiary was established in 1974 to develop and manufacture products for the imaging industry. These product lines today include a full line of pads and positioning aids for X-rays, MRI, CAT and mammography usages. The business has further diversified its orthopedic products used in therapy procedures for patient's recovery from surgery, and prolonged immobilization resulting from disease or nerve damage. The Michigan Subsidiary's products are primarily reusable products which typically can be used for one to two years.


     In 1984, the Michigan Subsidiary's management decided to diversify its operations into the disposable products market, and established a sister company in St. Petersburg, Florida, the Florida Subsidiary. The Florida Subsidiary began manufacturing disposable, sterile and non-sterile single-use products for hospital, surgical and emergency room environments in 1984.
These products include bags, covers and drapes for protection of equipment and patients in these special procedure areas. Additional products have been developed for the kit-packers "kit" market. Products for this market include foam products such as sponges, prep swabs and instrument holders which are included in the kits sold by other manufacturers.

     In 1994, the Florida Subsidiary's operation was expanded to include the new REDI NURSE SYSTEM[TM] production. In this connection, the warehouse facility in St. Petersburg was expanded to include an additional 12,500 square feet of warehouse space to accommodate increased product orders for the established products and new product lines.

     On September 30, 1994, Retirement Care Associates, Inc. ("Retirement Care") acquired 846,669 shares of the Company's outstanding Common Stock and all 2,000,000 shares of the Company's Class One Convertible Preferred Stock from three persons who were Officers and Directors of the Company. Subsequently, Retirement Care converted the Class One Convertible Preferred Stock into 2,000,000 shares of Common Stock. The Common Stock acquired by Retirement Care in these transactions represented approximately 63% of the Company's Common Stock outstanding after the completion of these transactions. Since then, Retirement Care has acquired securities of the Company which has increased its benefical ownership to 67.9%.

     Retirement Care acquired the stock from William D. Gabriele, Rudolph J. Dallessandro and Howard E. Hagon in exchange for shares of Retirement Care's common and preferred stock. In connection with the exchange of shares, Messrs. Gabriele, Dallessandro and Hagon each resigned as Officers and Directors of the Company, and each resigned as employees within 90 days of the closing. Following these resignations, three new Directors of the Company selected by Retirement Care were elected. These three persons also serve as directors of Retirement Care.

     Retirement Care is a publicly-held company (listed on the New York Stock Exhange) which is engaged in the management and operation of retirement care and long-term nursing home facilities in the Southeastern United States. Although Retirement Care now has three representatives on the Board of Directors, it does not intend to take an active role in the day-to-day management of the Company.

     Beginning in 1995, the Company commenced distribution of medical supply products to nursing home and retirement facilities owned, leased or managed by Retirement Care. The Company has now expanded this activity to other nursing home operators and other health care providers.

     The Company's principal executive offices are located at 3340 Scherer Drive, St. Petersburg, Florida 33716, and its telephone number is (813) 572-0089.

                         PRICE RANGE OF COMMON STOCK

      The Company's Common Stock is traded in the over-the-counter market, and since September 21, 1995, has been traded on the Nasdaq Small Cap Market under the symbol "CTMI." The following table sets forth the closing high and low bid prices of the Company's Common Stock as reported by the OTC Bulletin Board for the periods indicated prior to September 21, 1995, and by The Nasdaq Stock Market thereafter. These prices are believed to be representative inter-dealer quotations, without retail markup, markdown or commissions, and may not epresent prices at which actual transactions occurred.

                                                             Bid<FN1>
      Quarter Ended                                     High          Low
      March 31, 1993 . . . . . . . . . . . . .         $ 3.12        $0.91
      June 30, 1993. . . . . . . . . . . . . .         $ 2.73        $1.04
      September 30, 1993 . . . . . . . . . . .         $ 3.00        $0.26
      December 31, 1993. . . . . . . . . . . .         $ 2.25        $0.50

      March 31, 1994 . . . . . . . . . . . . .         $ 2.25        $1.00
      June 30, 1994. . . . . . . . . . . . . .         $ 2.00        $0.50
      September 30, 1994 . . . . . . . . . . .         $ 2.00        $1.75
      December 31, 1994. . . . . . . . . . . .         $ 5.00        $2.00

      March 31, 1995 . . . . . . . . . . . . .         $ 5.125       $ 3.50
      June 30, 1995. . . . . . . . . . . . . .         $ 5.50        $ 3.75

      September 30, 1995 . . . . . . . . . . .         $ 8.00        $4.375
      December 31, 1995. . . . . . . . . . . .         $ 6.25        $4.00

___________________

<FN1>
As restated to give retroactive affect to a 1 for 13 reverse stock split which occurred in July 1993.

     A recent closing price for the Common Stock is set forth on the cover page of this Prospectus. As of December 1, 1995, there were approximately 110 record holders of the Company's Common Stock. Based on securities position listings, the Company believes that there are approximately 500 beneficial holders of the Company's Common Stock.

                                 DIVIDEND POLICY

     The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to provide for the growth of the Company. Payment of cash dividends in the future will depend, among other things, upon the Company's future earnings, requirements for capital improvements and financial condition. The Company does, however, intend to consider additional stock dividends in the future.

     The Company's ability to pay any cash dividends on the Company's Common Stock in the future will be limited by the dividend requirements of the Company's Series A Convertible Preferred Stock. (See "DESCRIPTION OF SECURITIES.")

                          SELECTED FINANCIAL INFORMATION

     The following table sets forth certain selected financial data with respect to the Company, and is qualified by reference to the financial statements and notes thereto filed herewith:

Balance Sheet Data:
                                  At                  At
                           December 31, 1995     June 30, 1995

Current Assets               $4,899,832            $4,351,326
Total Assets                  6,066,982             5,176,426
Current Liabilities           1,679,898             1,377,578
Working Capital               3,219,934             2,973,748
Long-Term Debt                1,061,130               907,711
Shareholders' Equity          3,325,954             2,891,137

                                            At December 31,
                         1994        1993        1992        1991         1990
Current Assets        $1,129,398  $1,224,496  $1,054,020  $1,078,858
$1,054,994
Total Assets           1,484,568   1,878,465   1,375,726   1,427,362
1,593,793
Current Liabilities      410,162     829,200     601,727     653,178
500,091
Working Capital          719,236     395,296     452,293     425,680
554,903
Long-Term Debt           554,323        -0-      480,000     559,311
696,229
Shareholders' Equity     520,083     648,765     293,999     214,973
397,473

Statement of Income Data:

                                For the Six Months         For the Six Months
                                Ended December 31,            Ended June 30,
                                 1995         1994          1995         1994
Sales                         $4,750,349   $2,016,545    $3,568,459
$1,929,200
Net Income (Loss)                229,869     (121,370)      111,373
(478,798)
Net Income (Loss)Per Common
 Share                        $      .05   $     (.05)   $      .02    $
(.21)

Weighted Average
 Shares and Share
 Equivalents Out-
 standing                      4,613,841    2,560,883     4,558,215
2,230,472

Cash Dividends
  Per Common Share                  -0-          -0-           -0-         -0-

                                  For the Year Ended December 31,
                     1994          1993         1992         1991         1990
Sales              $3,945,745   $3,618,359   $3,440,701   $3,516,135
$3,960,958
Net Income (Loss)    (529,182)     (73,536)      79,126       20,383
387,765
Net Income (Loss)
 Per Common
 Share             $     (.21)  $     (.05)  $      .07   $      .01   $
 .48

Weighted Average
 Shares and Share
 Equivalents Out-
 standing           2,560,883    1,366,158    1,124,197      656,308
656,308

Cash Dividends
  Per Common Share       -0-          -0-           -0-         -0-
-0-

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of sales for the periods indicated:

                     Six Months
                       Ended          Six Months
                    December 31,    Ended June 30,    Year Ended December 31,
                    1995    1994     1995     1994      1994    1993    1992
Sales              100.0%  100.0%    100.0%  100.0%    100.0%  100.0%  100.0%
Cost of Sales       72.0%   64.5%     71.3%   73.8%     64.5%   57.0%   51.0%
Gross Profit        28.0%   35.5%     28.7%   26.2%     35.5%   43.0%   49.0%
Operating
  Expenses          20.7%   39.2%     23.6%   34.1%     40.1%   44.9%   43.6%
Net Income (Loss)
  Before Income
  Taxes (Benefit)    7.3%   (6.0%)     4.6%  (24.8%)   (13.4%)  (3.5%)   3.0%
Income Taxes
  (Benefit)          2.5%     --       1.5%     --        --    (1.4%)   0.7%
Net Income (Loss)    4.8%   (6.0%)     3.1%  (24.8%)   (13.4%)  (2.0%)   2.3%


SIX MONTHS ENDED DECEMBER 31, 1995, COMPARED TO SIX MONTHS ENDED DECEMBER 31,
1994

     As a result of the factors discussed below, for the six months ended December 31, 1995, the Company had net income of $229,869 compared to a net loss of $(121,370) for the six months ended December 31, 1994.

     Sales increased $2,733,804 for the six months ended December 31, 1995, as compared to 1994. Approximately $510,000 of this increase was due to increased demand for the Company's traditional product lines, and approximately $570,000 of the increase resulted from sales of pre-packaged kits to other than nursing homes. Approximately $1,653,000 of the sales increase was attributed to sales of bulk medical supplies and pre-packaged kits to nursing homes managed or operated by the Company's Parent. There were no sales to nursing homes in the comparable period of 1994. Sales to nursing homes managed or operated by the Parent represents a new market which was created for the Company by the Parent during 1995. Approximately $205,000 of these nursing home sales represent sales of the pre-packaged kits and the remainder of $1,448,000 represents sales of bulk medical supplies to the nursing homes.

     Gross profit for the six months ended December 31, 1995, was $1,330,010 or 28% of sales, as compared to $715,470 or 35% of sales, for the same period of the previous year. The decrease in gross profit as a percentage of sales is primarily due to the fact that pre-packaged kits and bulk medical supply products have lower gross profit margins.

     Operating expenses for the six month period ending December 31, 1995, were $984,944 as compared to $789,740 in 1994. The operating expenses increased approximately 25% as the result of higher administrative and marketing costs due to the increased level of sales and overall business activity.

SIX MONTHS ENDED JUNE 30, 1995, COMPARED TO SIX MONTHS ENDED JUNE 30, 1994

     As a result of the factors discussed below, the Company had net income of $111,373 for the six months ended June 30, 1995, as compared to a net loss of $478,798 for the six months ended June 30, 1994.

     Sales for the six months ended June 30, 1995, increased to $3,568,459 as compared to $1,929,200 during the same period in 1994, due to growth in sales volume of the existing product lines and the addition of bulk medical supply sales. Approximately $1,426,000 of the sales increase was attributable to sales of bulk medical supplies and pre-packaged kits to nursing homes managed or operated by the Company's parent. These sales, which started during April 1995 represent a new market for the Company. Approximately $175,000 of these nursing home sales represents sales of the Company's prepackaged kits and the remainder of the nursing home sales represents sales of bulk medical suplies. The remaining $213,000 of the overall sales increase was due to an increased demand for the Company's existing product line.


     Gross profit for the six months ended June 30, 1995, was $1,024,083 or 28.7% of sales as compared to $505,500 or 26.2% of sales for the six months ended June 30, 1994. The gross profit percentage remained relatively constant in 1995 as compared to the comparable period in 1994 because the product mix in both periods included about the same percentage of REDI NURSE kits which have a lower gross profit than the manufactured products. The 1995 period included approximately $1,251,000 in sales of bulk medical supplies which also have a lower gross profit, and the 1994 period margin was reduced due to the costs of developing and shipping numerous prototype kits for customer evaluation and introduction prior to FDA approvals. In prior years, the Company had higher gross profit margins because most of the Company's sales were of products manufactured by the Company.

     Operating expenses for the six months ended June 30, 1995, increased to $841,275 as compared to $657,199 for the same period in 1994. Total operating expenses increased approximately $184,000 as a result of the increased staffing necessary to service the increased volumes, but as a percentage of sales they decreased to approximately 24% of sales in 1995 versus 34% of sales in the same period in 1994.

     Net income before taxes for the six months ended June 30, 1995, was $166,091 as compared to a net loss before income taxes for the six months ended June 30, 1994, of $478,798, after deducting offering costs of $305,731.

1994 COMPARED TO 1993

     As a result of the factors discussed below, the Company had a net loss of $529,182 in 1994 as compared to a net loss of $73,536 in 1993.

     Sales for 1994 increased by 9% to $3,945,745 as compared to $3,618,359 in 1993 due to growth in sales of existing product lines and increasing sales in the new REDI NURSE product lines which were introduced during March - April 1994.

     Gross profit for 1994 was $1,399,820 or 35.5% of sales, as compared to $1,557,109 or 43.0% of sales, in fiscal year 1993. The lower gross profit in 1994 resulted from a change in the sales mix of products and the fact that profit margins on the REDI NURSE lines (introduced during March-April 1994) are lower since those products are assembled as opposed to being manufactured.

     Operating expenses in 1994 were $1,580,385 as compared to $1,623,465 in 1993. The operating expenses decreased primarily due to a reduction of litigation related fees and expenses of approximately $55,000.

     The net loss before income taxes in 1994 was $529,182 after deducting offering costs totaling $305,731, as compared to a net loss before income taxes in 1993 of $125,325.

1993 COMPARED TO 1992

     As a result of the factors discussed below, the Company had a net loss of $73,536 in 1993 compared to net income of $79,126 in 1992.

     Sales for 1993 were $3,618,359 as compared to $3,440,701 for 1992. In 1993 the Company lost sales of approximately $700,000 to its major customer, and was able to replace $500,000 in new sales to a new customer.

     Gross profit for 1993 was $1,557,109 or 43.0% of sales, as compared to $1,685,492 or 49% of sales, in fiscal year 1992. The lower gross profit in 1993 resulted from a change in the sales mix of products and production costs of samples and prototypes for the new REDI NURSE SYSTEM[TM] product lines.

     Operating expenses in 1993 were $1,623,465 as compared to $1,499,970 in 1992. The operating expenses increased slightly as the result of higher administrative costs and a one time litigation settlement expense of $85,000 in 1993.

     Net loss before income taxes in 1993 was $125,325 after deducting litigation settlement expenses of $85,000 as compared to net income before income taxes in 1992 of $103,379 after deducting bonuses of $460,000. These bonuses were paid to the operating owners because it resulted in an overall lower effective tax rate for the Company and the owners.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1995, the Company had $3,219,934 of working capital as compared to $2,973,748 on June 30, 1995. The increase was primarily due to the $229,869 of net income for the six months December 31, 1995.


     Operating activities for the six months ended December 31, 1995, utilized cash of $166,633 as compared to operating activities during the six months
ended December 31, 1994, which provided cash of $206,492.   The increased use
of cash was primarily due to increases in inventory and accounts receivable, net of the increase in payables.


     Inventories increased by approximately 26% from June 30, 1995 to December 31, 1995, because of the need to carry more inventory to serve the growing nursing home market. Accounts receivable and accounts payable have increased due to the increased level of sales. Prepaid expenses and other increased primarily as a result of a deposit paid on equipment to be purchased of $68,400.


     Cash flow of $298,150 was provided from financing activities for the six months ended December 31, 1995, whereas during the six months ended December 31, 1994 cash flows from financing activities used cash of $43,299. During the six months ended December 31, 1995, $211,619 was provided from bank borrowings, $50,000 was provided by the exercise of stock options, and $36,531 was provided by payment of a short-swing liability by a shareholder.

     Cash flow of $176,135 was provided from financing activities for the three months ended Sepember 30, 1995, whereas during the three months ended September 30, 1994 cash flows from financing activities used cash of $36,529. During the three months ended September 30, 1995, $126,135 was provided from bank borrowings and $50,000 was provided by the exercise of stock options.

     At June 30, 1995, the Company had $2,973,748 of working capital as compared to working capital of $719,236 at December 31, 1994. The increase in working capital was primarily due to the completion of a private offering of preferred stock which was completed during February 1995.

     Operating activities for the six month period ended June 30, 1995, utilized cash of $1,030,398 as compared to $120,699 for the same period in 1994. The increased utilization of cash resulted primarily from higher receivable and inventory levels, net of increased accounts payable, necessary to support the increase in sales. Operating activities for the years ended December 31, 1994, and 1993 utilized cash of $28,133 and $209,284, respectively, and provided cash flow of $16,897 for the year ended in 1992 (which includes only nine months of operations for the Michigan subsidiary).

     Investing activities for the six months ended June 30, 1995, utilized $1,701,945 of cash, of which $533,054 was for the acquisition of equipment and $1,168,901 was advanced to the Company's majority shareholder as compared to $6,597 of cash used during the six months ended June 30, 1994, which was expended for equipment. The cash flows for the years ended December 31, 1994, 1993 and 1992, were used substantially for the acquisition of additional equipment as needed.

     Cash flow of $2,689,372 was provided from financing activities for the six months ended June 30, 1995, as compared to cash utilized during the six months ended June 30, 1994, of $17,468. During the six months ended June 30, 1995, cash of $2,216,447 was provided from the issuance of preferred stock and exercise of stock options, and $482,622 was provided from equipment financing at favorable long-term rates, utilization of credit line funds of $189,671, all of which was reduced by repayments on bank loans and advances to the Company's majority shareholder totaling of $199,328. For the year ended December 31, 1994, cash flow of $62,833 was provided from financing activities, whereas in 1993 cash flow of $448,944 was provided due to the sale of preferred stock of $430,500, and $130,455 of cash flow from financing activities was used to repay bank loans in 1992.

     At June 30, 1995, the Company has a mortgage payable with Michigan National Bank with an outstanding balance of $491,662, bearing interest at 8.58% with monthly payments of $6,793, including interest, collateralized by real estate; and a second mortgage with a balance of $78,571 with monthly principal payments of $1,190 and interest at prime plus .75% (9.75% at June 30, 1995); and a loan secured by equipment with a balance of $182,622, bearing interest at prime plus .75% with monthly payments of $3,044 including interest. The Company secured an equipment loan with Fidelity Bank with an outstanding balance of $300,000 as of June 30, 1995, interest at prime plus 1% (10% at June 30, 1995), principal of $5,000 plus interest, collateralized by equipment. At June 30, 1995, the Company had a note payable with Barnett Bank with a balance of $23,333, interest at prime plus 1% (10% at June 30, 1995), with principal and interest of $1,667 due monthly, collateralized by accounts receivable, inventory and equipment of the Florida subsidiary.

     The Company currently maintains a total of $350,000 in open credit lines with its current banks for short-term working capital needs. As of December 31, 1995, $303,800 had been borrowed against these lines. Management believes that the Company's working capital, together with anticipated net income from operations and unused lines of credit, will be adequate to meet the Company's needs for liquidity for at least the next twelve months. If additional short-term capital is needed, Management believes that the Company's Parent would pay down the amount it owes the Company. During the six months ended December 31, 1995, the Company's parent repaid $227,338 to the Company.


     Other than the transaction described below, the Company presently has no commitments for material capital expenditures.

     The Company has entered into a Letter of Intent to acquire a company engaged in the bulk medical supply distribution business through a merger of such company into a newly formed subsidiary of the Company. Under the terms of the Letter of Intent, the Company will be required to issue shares of its Common Stock and pay $300,000 in cash in connection with the merger. The Company intends to finance the cash portion of the merger out of the Company's working capital. The completion of the proposed merger is subject to the execution of a definitive agreement and certain conditions outlined in the Letter of Intent. The Company expects to complete the merger in March 1996.

     At June 30, 1995, the Company had a commitment to purchase sterilization equipment for $371,000 of which $228,282 was paid as of June 30, 1995. The Company presently has no other commitments for material capital expenditures.

SEASONALITY AND INFLATION

     The Company's business is relatively consistent and stable on a monthly basis, and has not indicated any seasonality over the past three years.

     In addition, the Company does not believe that inflation has had a material effect on its results from operations during the past three years. There can be no assurance, however, that the Company's business will not be affected by inflation in the future.

                                 USE OF PROCEEDS

     The net proceeds to be realized from the exercise of the Warrants will approximate $506,512 (after deducting $30,000 in offering expenses) if all of the Class B Warrants are exercised, $1,350,000 if all of the Class C Warrants are exercised, and an additional $1,200,000 if all of the Consultants' Warrants are exercised. The net proceeds from the exercise of the Class B Warrants, Class C Warrants and Consultants' Warrants will be used for general corporate purposes, including working capital to support increases in the volume of the Company's sales.

     Pending utilization, management intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or government obligations. Such investment in interest-bearing assets, if continued for an excessive period of time within the definition of the Investment Company Act of 1940, could subject the Company to classification as an "investment company" under the Act and to registration and reporting requirements thereunder.

     Although the Company presently has no arrangements to do so, some or all of the proceeds from the exercise of the Warrants may be advanced to the Company's majority shareholder, Retirement Care Associates, Inc., until such funds are needed by the Company. Such advances may be made on a non-interest bearing basis.

                                     BUSINESS

GENERAL

     Contour Medical, Inc. and subsidiaries (the "Company") manufactures a full line of orthopedic care and rehabilitation products in addition to a full line of disposable surgical products. The orthopedic and rehabilitative products include pads and positioning aids for x-rays, CAT scans, mammograms and MRI's; braces for reconstructive rehabilitation after surgery; and finger spreaders, leg spreaders and leg positioning devices to prevent atrophy and speed recovery from surgery. Sterile and non-sterile products such as sponges, swabs, instrument holders, equipment covers and drapes make up the Company's disposable product line.

     Since 1994, the Company has also been marketing its "REDI NURSE SYSTEM[TM]" product line, which provides custom packaged procedural trays for use in clinics and nursing homes as well as by home health care nurses. The Company also designs and fabricates disposable medical products for sports medicine applications.

     Beginning in 1995, the Company commenced distributing medical supply products to nursing home and retirement facilities owned, leased or managed by Retirement Care Associates, Inc., the Company's majority shareholder. The Company has now expanded this activity to other nursing home operators and other health care providers.

PRODUCTS

     The Company provides a full line of orthopedic care and rehabilitation products for patients. These products range from braces designed for reconstructive rehabilitation of patients after surgery to finger spreaders, leg spreaders and leg positioning devices (designed to prevent muscle atrophy and speed recovery after surgery) and a full line of proprietary orthopedic
devices used in rehabilitative therapy procedures.   Some of these products
are utilized for long-term care of wheelchair or bed-bound patients in the hospital and the home. During the six months ended June 30, 1995, positioning aids and orthopedic products accounted for approximately 27% of the Company's sales.

     The Company manufactures disposable surgical procedure products for outpatient surgery, X-ray, radiology and other imaging technology within the hospital, emergency room, integrated patient care facilities and clinic market. These products, such as pads, bags, equipment covers and drapes are used to protect equipment, patient and attending personnel in the surgery or emergency room environment. These products are designed to meet the requirements of infection control for medical, industrial, and institutional applications. In general, these rules require emergency rooms, clinics and similar areas to cover all equipment to protect the patient from infection from prior patients. The Company also produces over 300 configurations of disposable foam products, such as sponges, swabs, prep-swabs, vaginal swabs, instrument rests and holders, pocket liners, and positioning and comfort aids which are used during surgery, emergency treatment, X-ray and radiology procedures. Most products are available for either sterile or non-sterile applications. Specialty items such as face shields, esmark bandages, safety pins, and rubber bands are provided with or as part of the Company's products to fill specific needs within the use environment. Revenues from these disposable surgical and special procedure products comprised approximately 34% of the Company's sales revenue during the six months ended June 30, 1995.

     In addition to the standard product lines offered, the Company offers specialty manufacturing for customers with special product needs. The Company's staff assists in the product development, from concept to completed product manufacturing and distribution.

     During March-April 1994, the Company introduced a new product line named the REDI NURSE SYSTEM[TM] following the grant of four new 510(K) applications by the U.S. Food and Drug Administration. This product line consists of custom packaged procedural trays which can be used for specified applications. The applications for which products are available include wound care, catheter irrigation, catheter insertion, IV therapy and precautionary procedures.

     The Company presently does not sterilize its products. Products requiring sterilization are shipped via truck to the Atlanta, Georgia area, where the products are sterilized, and then sent back to the Company's plant in St. Petersburg. The sterilization process adds approximately a week to the Company's delivery schedule. Once a year, the Company must provide validation of its product sterility to the FDA. The inspection is done on a product load designated by the Company by an inspection company engaged by the Company.
The sterilization validation process generally takes several weeks and results in delayed shipment of the sterilized products to customers. In order to eliminate the delays caused by shipping products out for sterilization, the Company has ordered sterilization equipment which is expected to be installed in the Company's facilities in December 1995. At September 30, 1995, approximately $228,000 had been paid toward the purchase of this equipment.

     Suppliers for the materials used by the Company in manufacturing its products, i.e. foam and plastic, are plentiful. The Company purchases supplies only from companies with proven consistent quality. The Company does not use any recycled materials as it has found the quality of such materials is not consistent.

     The Company's bulk medical supply distribution operations involves the purchase of large quantities of medical supplies from manufacturers and distributing such supplies to nursing homes and other health care providers. Revenues from the sale of bulk medical supplies accounted for approximately 39% of the Company's sales revenue during the six months ended June 30, 1995.

MANUFACTURING

     The Company presently meets product demand by operating its manufacturing and assembly facilities with a single shift, which represents about 40% of the Company's operating capacity. The manufacturing processes used by the Company include plastic molding, contour fabrication of foams and plastics, metal fabrication, specialized foam product coating, and heat sealing and sewing.

     The Company owns and operates a 23,000 square foot facility on approximately 12 acres in Michigan, in which it manufactures imaging and orthocare products. The Company also leases approximately 37,000 square feet in Florida, in which it manufactures its disposable surgical and special procedure products, and produces its new REDI NURSE SYSTEM[TM] product line, as well as an additional 32,000 square feet for its bulk medical supply distribution activities.

SALES, MARKETING AND MARKETS

     Historically, the Company has focused on the disposable and limited life medical product markets for both sterile and non-sterile applications. The Company markets to three distinct markets: (i) the end user; (ii) the dealer, and (iii) the value added reseller ("VAR").

     The following is a historical perspective of the sales mix for the six months ended June 30, 1995, and for the preceding four years in each of these markets, which are further discussed below, for each of the Michigan and Florida Subsidiaries:

                                     MICHIGAN

                      1995         1994         1993         1992         1991

VAR Sales              49%          62%          69%          54%          67%
Dealer Sales           42%          27%          13%          27%          19%
End User (Hospital)
  Sales                 9%          11%          18%          19%          14%

                                     FLORIDA

                      1995         1994         1993         1992         1991

VAR Sales              53%          57%          59%          78%        78.5%
Dealer Sales            4%          12%          27%          14%        14.2%
End User (Hospital)
  Sales                 4%          31%          14%           8%         7.3%
Bulk Supply Sales      39%          --           --           --           --

     During the six months ended June 30, 1995, the Company sold approximately $1,426,000 in products (primarily bulk medical supplies) to facilities owned, leased or managed by Retirement Care Associates, Inc., the Company's majority shareholder. Such sales represented 40% of total sales for the period. However, no individual customer represented more than 10% of total sales during the period.

     During the years ended December 31, 1992, 1993 and 1994, only one customer each year accounted for more than 10% of the Company's combined revenues. Sales to Argon Medical, a division of Henley International, Dallas, Texas, comprised 27% of the Company's revenues in 1992, and sales to Baxter Medical accounted for approximately 13.8% and 23% in 1993 and 1994, respectively.

     END USERS. The end user market is common to all three of these markets, and is made up of three primary care sectors: hospitals, clinics and orthopedic care facilities.

          HOSPITALS. The Company currently focuses on the surgical procedure and emergency room products within the hospital markets. These products, such as bags, equipment covers and drapes, are used to protect equipment, patient and attending personnel in the surgery or emergency room environment. The Company custom manufactures these products to suit the customer's needs. Additionally, the Company produces several disposable foam items, such as a variety of sponges, swabs, instrument holders, and positioning aids, which are used during surgery, emergency treatment, X-ray and radiology procedures. Specialty items, such as face shields, esmark bandages, safety pins and rubber bands, are provided to fill specific needs within the hospital environments.

          The hospital market is a stable market for the Company's disposable product lines designed for use within the traditional roles of health service by the hospital community. The hospital market for disposable products is represented by over 6,000 hospital units. The Company currently deals with approximately 300 of these hospital units. With the spread of Hepatitis B and HIV related diseases, the emphasis on single patient use products and special coatings on multi-use products places the Company in the forefront of the industry within this market niche. Management believes that substantial future growth is available within this market by vertical penetration of additional departments within the hospital.

          CLINICS. At present, the Company is focused on outpatient surgery centers, large integrated care facilities, X-ray, radiology and other imaging technology centers within the clinic market. These facilities have similar product needs as their comparable departments within the hospital markets. According to the American Hospital Association, hospital outpatient surgeries outnumbered inpatient surgeries for the first time in 1990. Hospital inpatient admissions declined by 10%, while outpatient visits grew nearly 44%. Management believes outpatient servicing through clinics shows definite trends for continued aggressive growth through the year 2000 and beyond.

          ORTHOPEDIC CARE FACILITIES. The orthopedic care facility represents a combination of product markets due to its function as a surgery center as well as rehabilitative care center. The Company provides a full line of orthopedic care and rehabilitation products for patients, from braces designed for reconstructive rehabilitation of patients after surgery to a leg spreader device, which would be utilized by a long-term care patient who is wheelchair or bed-bound. These products are utilized in the home and in long-term care facilities.

     DEALERS. The dealer market covers the full spectrum of the Company's product lines. The Company sells its products at a discount to volume dealers which sell the Company's products.

     VAR MARKET. The VAR market consists of original equipment manufacturers (OEM's) and dealers. Many of the foam products produced by the Company are sold to OEM's for use in packaging their kits for special surgical procedures. Additional OEM products include pads and positioning aids for imaging units such as MRI's, CAT scans, and X-rays. The Company's diversified manufacturing capability allows the Company to offer OEM's custom product design.

MARKETING

     Prior to 1993, the Company relied on four marketing methods: sales made by Company management, trade shows, direct order catalogs and referrals from customers. Sales were made directly to OEM's and kit packers by the Company's management, and sales to hospitals were solicited by direct mail catalogues. Accordingly, sales were limited due to time constraints on management imposed by their other duties. The Company currently employs two sales directors, who are responsible for soliciting new business, maintaining contact with the Company's present customer base and directing the efforts of an independent sales representation organization employed by the Company effective July 19, 1994, to market the Company's REDI NURSE SYSTEM[TM] product line to the home healthcare and nursing home industry in the southeast. This sales organization has 11 direct sales representatives who service approximately 4,500 dealers throughout the southeastern U.S. The Company's agreement with the sales organization is for a two year period, and is automatically renewable unless canceled by either party. The Company is required to pay the organization a commission of 10% of sales.

     The independent manufacturer's representative program is intended to provide representation of the Company's products by an established network of sales representatives across the country. The Company hopes to reach new customers in the home health care and nursing home markets, as well as the private clinic markets. In addition, the Company hopes to access new departments within the hospital structure which as yet have not been a part of the Company's markets. Because these institutions have historically purchased products from the Company, the Company is optimistic this new representative program will develop additional uses for existing products as well as providing outlets for new products. New products, such as the REDI NURSE SYSTEM[TM], combine service benefits as well as product benefits which have a wide range of applications in nursing homes and for home healthcare providers.

     The Company is also selling products to its majority shareholder, Retirement Care Associates, Inc., and a warehouse has been stocked to accommodate the medical supply needs of the nursing homes and retirement facilities which it operates or manages. In addition, the Company is now also selling bulk medical supplies to other nursing homes and health care providers.

MARKET EXPANSION

     Nursing homes, adult congregate living facilities and home health care markets are currently expanding markets with expected high growth in the next ten years. The Federal home care budget was $12.5 billion for 1992. The November 18, 1992, issue of "Home Health Line," the home care industry's national independent newsletter, reports conservative estimates for growth at an annual rate of 15-20% or more. The continuing emphasis on cost containment and the continuing AIDS epidemic are two reasons for this projected growth. Additional factors and trends reported as fostering this growth include: the boom in medical technology; care rendered in the patient's home is far less expensive than that delivered in hospitals; the increasing age of our population; patients prefer home care, resulting in faster recovery from illness and injury; and home care offers emotional advantages to people who benefit from the support of family members and the comfort of a familiar environment.

     The Company is introducing new products and product lines, such as its REDI NURSE SYSTEM[TM], which combine service benefits as well as product benefits and have a wide range of applications in the nursing home and home health care markets. Special procedure trays, positioning aids, foam products, are all used within these environments. Special order products, such as procedure trays for use within the home and the nursing home markets, offer ease-of-help, which enable a non-skilled home helper to assist with the health care process after simple instruction. With the changing demographics of the population base moving toward an over sixty-five majority, the Company expects the market for products which can be used by non-skilled home helpers to increase.

     Private radiology centers and walk-in clinics are also markets which are expected to offer avenues of growth. The Company intends to continue to diversify its markets through the development of both products and marketing strategies to provide access to new markets within its manufacturing focus.

LETTER OF INTENT TO ACQUIRE BULK MEDICAL SUPPLY COMPANY

     On January 30, 1996, the Company entered into a Letter of Intent with a privately-held bulk medical supply company located in the Southeast pursuant to which the two companies have proposed to merge the privately-held company into a newly formed subsidiary of the Company. Under the terms of the Letter of Intent, the Company would issue shares of its Common Stock equal in value to $2,100,000 and pay $300,000 in cash in connection with the merger.

     The bulk medical supply company has annual revenues of approximately $10,000,000.

     The completion of the proposed merger is subject to the execution of a definitive agreement and certain conditions outlined in the Letter of Intent. The Company expects to complete the merger in March 1996.

COMPETITION

     The Company is a small manufacturing concern engaged in a specialized niche of the health care supply business. It therefore competes with all of the health care product suppliers, most of which are better capitalized and have significantly greater resources and industry name recognition than does the Company.

     Management is not aware of any companies which offer the product variety, quality and delivery schedule offered by the Company. The Company's competitors in the disposable markets are primarily companies or individuals who establish small bag manufacturing facilities, but are not able to offer the variety of bag sizes, configurations, and consistent quality, as the Company. Larger manufacturers such as Microtech and Xomed, are not direct competitors in these products because they are not focused on specialty disposable products, but rather manufacture primarily for their own use.
These specialized products are offered to customers in limited variety according to their internal usages because of the high fixed overhead of the larger manufacturer relative to the volume of available sales. Therefore, specialty bags make up a very small percentage of their business. The Company believes its competitive edge to be its ability to deliver small or large numbers of its products, in 300 different sizes, and on a same day delivery schedule (except for specialty orders).

     The imaging and orthocare markets are limited by total volume requirements for product. These products represent a significant volume of sales with high profit margins because of the Company's low fixed overheads
and tightly controlled variable costs.   These products are highly specialized
and the Company offers a proprietary line within these products which is not available from the Company's competition. Five companies located across the U.S., which are of a similar size in volume to the Company, represent the primary competition within these markets; however, these companies do not presently offer the product diversity, quality or proprietary design offered by the Company.

PATENTS AND TRADEMARKS

     The Company has been assigned the rights to two patents on products it markets. The patents expire within the next two years, and are not considered significant to the Company's overall sales or product lines. Letters Patent No. 4370976, dated February 1, 1983, covers a dynamic foam orthosis, a splinting device which is used to straighten and support joints following surgery or trauma. The rights to this Patent were assigned to the Company in 1976 by its inventors, William T. Gabriele and his son, Joseph M. Gabriele.

     The Company also holds the rights to Letters Patent No. 4030719, dated June 21, 1977, covering a child immobilizing device for X-rays, also invented by William T. Gabriele and Joseph M. Gabriele. This device immobilizes infants and young children during a radiographic examination. All of the materials used in the device are radiolucent, thus showing no trace of shadows or foreign artifacts on radiographic film.

     The Company has a registered trademark under the Trademark Act of 1946, as amended, Reg. No. 1,680,218, registered on March 24, 1992, for the Hugger[TM], the child immobilizing device.

     In December 1994, the Company received trademark registration for the REDI NURSE SYSTEM[TM] mark. The Company believes the trademark will contribute to product identification with the Company.

EMPLOYEES

     As of February 1, 1996, the Company had approximately 121 employees, including 66 full-time, including management, and 55 hourly, part-time employees. None of the Company's employees are represented by unions. Management considers its employee labor relations to be good.

FACILITIES

     The Company owns a 23,000 square foot facility located on twelve acres in Grand Blanc, Michigan, sixty miles north of Detroit, from which its Michigan Subsidiary operates. This building is subject to mortgages payable to a banking institution of approximately $570,000 as of June 30, 1995.

     The Company's corporate offices are maintained in the offices of its Florida Subsidiary in St. Petersburg, Florida. The Company leases approximately 69,000 square feet under three leases from an unaffiliated lessor, for which it pays $25,960 rent on a monthly basis. One of the leases expires on the last day of February 1996, one lease expires on the last day of January 1996, and the third lease expires on the last day of July 1997. The Company believes these facilities are adequate for the Company's present and planned operations.

LEGAL PROCEEDINGS

     There are no pending legal proceedings, and the Company is not aware of any threatened legal proceedings to which the Company is a party.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors and Executive Officers of the Company are as follows:

            Name                  Age      Positions and Offices Held

      Gerald J. Flanagan          53       President, Treasurer and Chief
                                           Financial Officer and Director

      R. Scott Williams           33       Vice President - Marketing

      Chris Brogdon               47       Chairman of the Board and Director

      Edward E. Lane              59       Director

      Darrell C. Tucker           37       Director

      Phillip M. Rees             32       Secretary

     There is no family relationship between any Director or Executive Officer of the Company.

     The Company presently has no Nominating Committee, Compensation Committee or Audit Committee.

     Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     Gerald J. Flanagan - President, Treasurer, Chief Financial Officer and Director. Mr. Flanagan has been employed by the Company since July 1993.
From 1984 until July 1993, he served as the independent certified public accountant for the Company's Florida subsidiary. Mr. Flanagan has been a certified public accountant for more than 23 years, specializing in international financial transactions and tax. Mr. Flanagan earned a Bachelor of Science in Business Administration degree from St. Mary's College, Winona, Minnesota, in 1963. He has been a certified financial planner in Florida since 1989. From 1969 to 1978, Mr. Flanagan was a treasurer successively for Velsicol Chemical Corp., a subsidiary of Northwest Industries, Chicago, Illinois, and Milton Roy Company, St. Petersburg, Florida, companies listed on the New York Stock Exchange and the American Stock Exchange, respectively.
Mr. Flanagan was responsible for cash management, which included establishing international credit lines, cash transfer arrangements, management of world wide banking relationships, including foreign subsidiaries, accounts receivable management, corporate tax policy and investment coordination. From 1979 through 1992, Mr. Flanagan maintained his own public accounting firm specializing in tax, financial planning and management advisory services in St. Petersburg, Florida.

     R. Scott Williams - Vice President - Marketing. Mr. Williams has been employed by the Company since March 1993. From 1988 to 1991, he was an Account Representative for Motorola Communications, Inc., a communication systems manufacturing company. In 1991, he was employed with Med-Equip, Inc., a medical distribution company. From 1991 to 1992, he was Vice President of Sales for Zygiene Medical Technology, Inc., a medical manufacturing company.

     Chris Brogdon - Chairman of the Board and Director. Mr. Brogdon has been a Director of the Company since September 30, 1994. He has served as President and a Director of Retirement Care Associates, Inc. ("Retirement Care"), a New York Stock Exchange company, since October, 1991. He also served as Treasurer of Retirement Care from October, 1991, to November,
1993. He served as Secretary of Capitol Care from July, 1990, until it was merged into Retirement Care in November, 1992, and now serves in these same capacities with Capitol Care. Mr. Brogdon has been involved in financing and operating nursing homes and retirement communities since 1982. From 1969 until 1982, Mr. Brogdon was employed in the securities business as a retail salesman. Mr. Brogdon attended Georgia State University in Atlanta, Georgia. Since March, 1987, Mr. Brogdon has been Secretary/Treasurer of Winter Haven Homes, Inc. ("WHH") and since August, 1990, he has been Secretary/Treasurer of National Assistance Bureau, Inc. ("NAB"). Both WHH and NAB are engaged in the business of owning and operating nursing homes and retirement communities. These two companies either own or operate pursuant to long-term leases with options to purchase, or are the sole or managing general partner of limited partnerships that own or lease a total of ten nursing home properties. Mr. Brogdon is also a Director of Perennial Development Corporation, a publicly-held company which provides physical, speech and occupational therapists to nursing homes and other long-term care providers.

     Edward E. Lane - Director. Mr. Lane has been a Director of the Company since September 30, 1994. He has served as Secretary and a Director of Retirement Care since October, 1991. Mr. Lane graduated from the University of Iowa in 1959. From 1961 until 1968, he was self-employed as Gene Lane & Associates where he was engaged in industrial financing with municipal tax exempt bonds. From 1968 until 1971, he was employed by the investment banking firm of Johnson, Lane, Space, Smith & Co. in Atlanta, Georgia. From 1972 until 1984, he was self-employed as Gene Lane & Associates where he was involved with private investment banking principally in the areas of municipal and industrial finance. In 1984, he was involved in the creation of the full service investment banking firm of Lane, McNally & Jackson where he was a principal until the firm was sold and merged into Bay City Securities, Inc. in 1987. In 1988, Mr. Lane co-founded Winter Haven Homes, Inc. to acquire defaulted retirement centers and nursing homes. Mr. Lane also serves as President and a Director of Gordon Jensen Health Care Association, Inc., a nonprofit corporation that owns nine nursing homes and three personal care facilities and National Assistance Bureau, Inc., a nonprofit corporation that owns four health care facilities.

     Darrell C. Tucker - Director. Mr. Tucker has been a Director of the Company since September 30, 1994. He has been a Director of Retirement Care since November, 1991, and Treasurer since November, 1993. Mr. Tucker also serves as President of Capitol Care. He also served as President of Capitol Care from October, 1990, until it was merged into the Company in November, 1992. From September, 1988, to July, 1990, he was a risk manager for Pruitt Corporation where he was involved in insurance management for 30 long-term health care facilities. From April, 1987 to August, 1988, he was Chief Financial Officer for Allgood Health Care, Inc. which managed 12 nursing home facilities. Mr. Tucker received a Bachelors Degree in Accounting from the University of Georgia in 1980.

     Phillip M. Rees - Secretary. Mr. Rees has been Secretary of the Company since October 18, 1994. He has been general counsel for Retirement Care since July 1994. From May 1989 to July 1994, Mr. Rees was an attorney with the law firm of Vincent, Chorey, Taylor & Feil in Atlanta, Georgia. He received a Bachelors Degree in Economics in 1985 and a Juris Doctorate Degree in 1989 from the University of North Carolina.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's Chief Executive Officer and each other executive officer who received compensation in excess of $100,000 for the six months ended June 30, 1995, and the years ended December 31, 1994, 1993 and 1992:

                           Summary Compensation Tables
                                               Annual Compensation
                                                                   Other
                                                                   Annual
Name and Principal                                                 Compen-
     Position                Year       Salary         Bonus       sation
Gerald J. Flanagan,          1995      $ 50,000         -0-          -0-
 President                   1994      $ 69,250         -0-          -0-
                             1993      $ 75,000         -0-          -0-

William J. Gabriele,         1994      $114,500         -0-          -0-
 Chief Executive             1993      $150,000      $ 70,000        -0-
 Officer<FN1>                1992      $294,000      $285,000        -0-

Rudolf J. Dallessandro,      1994      $ 62,200         -0-          -0-
 Executive Vice Presi-       1993      $100,000         -0-          -0-
 dent (Sales & Market-       1992      $180,000      $110,000        -0-
 ing)<FN1>

Howard H. Hagon,             1994      $ 82,200         -0-          -0-
 Executive Vice Presi-       1993      $100,000         -0-          -0-
 dent (Operations)<FN1>      1992      $ 63,000      $ 65,000        -0-

<FN1>
These persons resigned as Officers and Directors of the Company on September 30, 1994.

                                       Long-Term Compensation
                                          Awards             Payouts
                                               Securities
                                               Underlying                 All
                                 Restricted     Options/                 Other
Name and Principal                 Stock          SARs        LTIP     Compen-
     Position             Year    Award(s)      (Number)     Payouts    sation

Gerald J. Flanagan,       1995       --            --           --         -0-
 President                1994       --            --           --         -0-
                          1993       --          250,000        --         -0-

William J. Gabriele,      1994       --            --           --         -0-
 Chief Executive          1993       --            --           --         -0-
 Officer<FN1>             1992       --            --           --         -0-

Rudolf J. Dallessandro,   1994       --            --           --         -0-
 Executive Vice Presi-    1993       --            --           --         -0-
 dent (Sales & Market-    1992       --            --           --         -0-
 ing)<FN1>

Howard H. Hagon,          1994       --            --           --         -0-
 Executive Vice Presi-    1993       --            --           --         -0-
 dent (Operations)<FN1>   1992       --            --           --         -0-
___________________

<FN1>
These persons resigned as Officers and Directors of the Company on September 30, 1994.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                            and FY-End Option/SAR Values
                                                  Securities Under-  Value of
Unexer-
                                                    lying Unexer-
cised-in-the
                       Shares                       cised Options
Money\Options/
                     Acquired on                    SARs at FY-End
SARsatFY-End
                      Exercise                       Exercisable/
Exercisable/
      Name            (Number)    Value Realized    Unexercisable
Unexercisable
Gerald J. Flanagan     15,385         $64,617      166,667 / 83,333
$541,668/$270,832

EMPLOYMENT AGREEMENTS

     On January 1, 1993, the Florida Subsidiary and the Michigan Subsidiary executed employment agreements (the "Agreements") with Messrs. Gabriele, Dallessandro and Hagon. Each Agreement provided that the employee was to devote his full time and energy to the Company. The Agreements provided for a base salary for Messrs. Gabriele, Dallessandro and Hagon of $150,000, $100,000 and $100,000, respectively, and incentive quarterly bonuses equal to 15.18%, 5.36% and 4.46%, respectively, of combined net income of the Michigan and Florida Subsidiaries (defined as net operating income before taxes), calculated without giving effect to net operating loss carryforwards or carrybacks. The Agreements further provided for the same medical and life insurance coverage as the Company provides for its other senior executive officers. Each of the Agreements required payment of the employee's full salary through the Scheduled Termination Date, irrespective of whether the employee's employment terminates, the employee renders the services specified or whether such services are deemed satisfactory by the Company. However, each of these persons agreed to cancel their Agreements, and effective December 29, 1994, no further compensation will be paid to these persons.

     In November 1993, effective as of July 1, 1993, the Florida Subsidiary and the Company executed a five year employment agreement with Gerald J. Flanagan. The agreement shall be automatically extended for additional one year periods unless terminated by either party on 60 days' notice. The agreement provides for a base salary of $75,000 per year plus incentive bonuses, and the same medical and life insurance benefits as are provided to the Company's senior executive officers. The agreement contains trade secrets, confidentiality and non-competition covenants. Effective October 1, 1994, Mr. Flanagan's salary was increased to $100,000 per year.

     R. Scott Williams, the Company's Vice President of Marketing, has an employment agreement with the Company pursuant to which he presently receives an annual salary of $75,000. The initial term of this agreement was through February 21, 1995, but is automatically extendable for additional one year periods unless either party gives 60 days' notice of an intent to terminate prior to the end of a term.

NON-QUALIFIED EMPLOYEE STOCK BONUS PLAN

     On April 20, 1993, the Company's Board of Directors and a majority of the owners of its Common Stock approved the adoption by the Company of a Non-Qualified Employee Stock Bonus Plan (the "Plan") to reward individual performance, provide incentives for employee performance, and to attract and retain employees. The Company set aside 1,000,000 shares of its Common Stock under the Plan, which is administered by the Board of Directors. Shares may be awarded to employees of the Company, including its Subsidiaries, at a purchase price of not less than $.01 per share. Options awarded under the Plan will vest over a three year period and are exercisable for a period of five years from date of grant. The only options which have been granted under the Plan are an option to purchase 250,000 shares granted to Gerald J. Flanagan in July 1993, which is exercisable at $2.00 per share; an option to purchase 100,000 shares granted to R. Scott Williams in October 1994, which is exercisable at $2.25 per share; and options to purchase an aggregate of 50,000 shares granted to two employees in May 1995, which are exercisable at $3.90 per share.

1996 STOCK OPTION PLAN

     On February 1, 1996, the Company's Board of Directors adopted the Company's 1996 Stock Option Plan (the "1996 Plan"). The plan must be approved by the Company's shareholders within 12 months of February 1, 1996. The 1996 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are key employees of the Company. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the 1996 Plan may not exceed 300,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. The option price must be satisfied by the payment of cash.

     The Board of Directors may amend the 1996 Plan at any time, provided that the Board may not amend the 1996 Plan to materially increase the number of shares available under the 1996 Plan, materially increase the benefits accruing to Participants under the 1996 Plan, or materially change the eligible class of employees without shareholder approval.

     On February 1, 1996, the Board of Directors granted non-qualified stock options to purchase an aggregate of 85,000 shares of Common Stock subject to shareholder approval of the 1996 Plan. All of the options are exercisable at $4.875 per share and, once the 1996 Plan is approved by the Company's shareholders, will be fully vested. The options will expire five years after the date of grant.

     Included in options granted on February 1, 1996, are non-qualified stock options granted to Chris Brogdon, Edward E. Lane and Darrell C. Tucker, Directors of the Company, to purchase 25,000 shares each, and non-qualified stock options granted to Phillip M. Rees, Secretary of the Company, to purchase 10,000 shares.

                              SECURITY OWNERSHIP OF
                      MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of December 1, 1995, each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, all Directors individually and all Directors and Officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

                                             Amount of Bene-        Percent
Name and Address of Beneficial Owner         ficial Ownership       Of Class
Retirement Care Associates, Inc.<FN1>         3,134,169 <FN2>         67.9%
6000 Lake Forrest Drive, Suite 200
Atlanta, GA  30328

Gerald J. Flanagan                              255,385 <FN3>          5.3%
3340 Scherer Drive
St. Petersburg, FL  33716

R. Scott Williams                                74,359 <FN4>          1.6%
3340 Scherer Drive
St. Petersburg, FL  33716

Chris Brogdon                                      -0-  <FN5>           --
6000 Lake Forrest Drive, Suite 200
Atlanta, GA  30328

Edward E. Lane                                    9,000 <FN5>          0.2%
6000 Lake Forrest Drive, Suite 200
Atlanta, GA  30328

Darrell C. Tucker                                 5,000 <FN5>          0.1%
6000 Lake Forrest Drive, Suite 200
Atlanta, GA  30328

All Directors and Executive Officers            381,629                7.8%
as a Group (6 Persons)

__________________

<FN1>
Retirement Care Associates, Inc. ("Retirement Care") is a publicly-held corporation of which Chris Brogdon is President, Director and a principal hareholder; Edward E. Lane is Secretary, Director and a principal shareholder; Darrell C. Tucker is a Director and a President of a subsidiary; and Michael
P. Traba and Julian S. Daley are Directors.

In addition, Connie Brogdon, the wife of Chris Brogdon, is a principal shareholder of Retirement Care. The following sets forth the percentage ownership beneficially held by such persons in Retirement Care:

                     Chris Brogdon               23.3%
                     Edward E. Lane              22.0%
                     Darrell C. Tucker            4.4%
                     Michael P. Traba             1.1%
                     Julian S. Daley              0.2%
                     Connie Brogdon              23.3%

<FN2>
Includes 42,500 shares underlying Class C Warrants held by Retirement Care Associates, Inc. and 85,000 shares of Common Stock into which shares of Series A Convertible Preferred Stock held by Retirement Care Associates, Inc. may be converted.
<FN3>

Represents 30,385 shares of Common Stock held by Mr. Flanagan and 225,000 shares issuable upon the exercise of currently exercisable stock options held by Mr. Flanagan.

<FN4>
Includes 7,692 shares of Common Stock held directly by Mr. Williams and 66,667 shares issuable upon the exercise of currently exercisable stock options held by him.
<FN5>

Does not include shares held by Retirement Care Associates, Inc. of which such person is an officer, director and/or principal shareholder. Also does not include shares underlying stock options granted to these persons under the Company's 1996 Stock Option Plan because the options are contingent on shareholder approval of such plan.

[/FN]

                                CERTAIN TRANSACTIONS

     During 1994, Retirement Care Associates, Inc., the Company's majority shareholder, advanced the Company $165,000. This was repaid without interest during February 1995.

     In connection with the acquisition of the Michigan and Florida Subsidiaries in May, 1993, the Company issued (i) 1,000,000 shares of the Company's Class D Redeemable Preferred Stock and 666,666 Class D Warrants (valued by the parties at $6,000,000); and (ii) 666,669 shares of the Company's Class C Convertible Preferred Stock (valued by the parties at $2,000,000). The shares were allocated among the shareholders of the Michigan and Florida Subsidiaries as follows: the first 33,333 shares of Class C Preferred Stock were allocated to Rudolph J. Dallessandro (having a value for purposes of the transaction of $100,000); and the remaining stock to trusts owned by each of Messrs. Gabriele, Dallessandro and Hagon in accordance with the following percentages: 60.72% to William J. Gabriele, 21.43% to Rudolph
J. Dallessandro and 17.85% to Howard H. Hagon. Trusts owned by Messrs. Gabriele, Dallessandro and Hagon also received a total of 666,669 Class D Warrants. In April 1994, all shares of Class D Redeemable Preferred Stock and Class D Warrants held by Messrs. Gabriele, Dallessandro and Hagon, who were then Officers and Directors of the Company, were exchanged for 2,000,000 shares of Class One Convertible Preferred Stock, and were canceled.

     On April 23, 1993, Joseph L. DuRant, a former Officer and Director of the Company, executed a promissory note in the amount of $22,500, bearing interest at a rate of 10% per annum, payable to the Company. The note was secured by Mr. DuRant's shares of Common Stock in the Company. This note was repaid in full during 1994.

     In February 1995, Retirement Care Associates, Inc. ("Retirement Care"), the Company's majority shareholder, purchased 85,000 shares of Series A Preferred Stock and 42,500 Class C Redeemable Common Stock Purchase Warrants for a total of $340,000 in cash as part of a private offering conducted by the Company. Also in February 1995, the Company advanced $1,168,901 out of the proceeds of the private offering to Retirement Care. The advance to Retirement Care is due on demand and is interest free. This transaction was approved by the only disinterested member of the Board of Directors based on an understanding among the Board members that Retirement Care will repay the advance as the Board determines the Company needs the money. In addition, if the Company needs to borrow money from Retirement Care, as it did in 1994, Retirement Care will loan the money on an interest free basis. It is the Company's policy that all transactions with affiliates, including major shareholders and members of management, must be approved by a majority of the disinterested directors.


     During the six months ended December 31, 1995, and the six months ended June 30, 1995, nursing home and retirement facilities owned, leased or managed by Retirement Care purchased a total of approximately $1,653,000 and $1,426,000, respectively, in bulk medical supplies from the Company. As of December 31, 1995, such facilities owed the Company $1,254,555 in accounts receivable in connection with such sales.

     Retirement Care has guaranteed a $250,000 line of credit of the Company from a commercial bank. As of December 31, 1995, $248,800 had been drawn on this line of credit.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of the Company includes 76,000,000 shares of $.001 par value Common Stock. All shares have equal voting rights and, when issued, are fully paid and non-assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities and any preferences on Preferred Stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are, and the shares of Common Stock to be sold pursuant to this offering will be, upon issuance, fully paid and non-assessable.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

CLASS B WARRANTS

     The following discussion is a summary of certain terms and provisions of the Class B Warrants contained in the Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Warrant Agent").

     Each Class B Warrant entitles the holder to purchase, at a price of $4.50, one share of Common Stock until July 15, 1996. Beginning on July 15, 1995, the Company may redeem the Class B Warrants at $.0001 per Warrant upon 30 days' prior written notice in the event that the reported bid price of the Common Stock is at least $4.75 for at least 20 business days prior to the mailing of the notice of redemption.

     Any Warrantholder who does not exercise prior to the redemption date, as set forth in the Company's notice of redemption, will forfeit the right to purchase the shares of Common Stock underlying the Class B Warrants and, after the redemption date, any outstanding Class B Warrants will become void and be of no further force or effect. If the Company does not redeem the Class B Warrants, the Class B Warrants will expire, become void and be of no further force or effect on conclusion of the exercise period. All of the Class B Warrants must be redeemed if any are to be redeemed.

     The Company has authorized and reserved for issuance the shares of Common Stock issuable upon exercise of the Class B Warrants. When delivered, all shares of Common Stock issued upon exercise of the Class B Warrants will be duly and validly authorized and issued, fully paid and non-assessable, and no preemptive rights or rights of first refusal will exist with respect thereto.

     A Class B Warrant may be exercised upon surrender of the Class B Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of American Securities Transfer, Inc., the Warrant Agent, with the "Form of Election to Purchase" of the Class B Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price for the number of shares with respect to which the Class B Warrant is being exercised.

     The exercise price of the Class B Warrants and the number of shares to be obtained upon exercise of the Class B Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Class B Warrants, unless exercised, will not be entitled to participate in the assets of the Company. Holders of the Class B Warrants have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Class B Warrants.

CLASS C WARRANTS

     The following discussion is a summary of certain terms and provisions of the Class C Warrants contained in the Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Warrant Agent").

     Each Class C Warrant entitles the holder to purchase, at a price of $4.50, subject to adjustment, one share of Common Stock during the period commencing February 25, 1996, until three years after such date. At any time during the period the Class C Warrants are exercisable, the Company may redeem the Class C Warrants at $.05 per Warrant upon 45 days' prior written notice in the event that (1) there is a current registration statement in effect covering the shares underlying the Class C Warrants; (2) the Common Stock is trading on NASDAQ, the American Stock Exchange or some other equivalent exchange; and (3) the closing bid price of the Common Stock exceeds $7.00 for 20 of 30 consecutive trading days ending not more than five days prior to the mailing of the notice of redemption.

     The Class C Warrants may only be redeemed if a current registration statement is in effect. Any Warrantholder who does not exercise prior to the redemption date, as set forth in the Company's notice of redemption, will forfeit the right to purchase the shares of Common Stock underlying the Class C Warrants and, after the redemption date, any outstanding Class C Warrants will become void and be of no further force or effect. If the Company does not redeem the Class C Warrants, the Class C Warrants will expire, become void and be of no further force or effect on conclusion of the exercise period.
All of the Class C Warrants must be redeemed if any are to be redeemed.

     The Company has authorized and reserved for issuance the shares of Common Stock issuable upon exercise of the Class C Warrants. When delivered, all shares of Common Stock issued upon exercise of the Class C Warrants will be duly and validly authorized and issued, fully paid and non-assessable, and no preemptive rights or rights of first refusal will exist with respect thereto.

     A Class C Warrant may be exercised upon surrender of the Class C Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of American Securities Transfer, Inc., the Warrant Agent, with the "Purchase Form" on the third page of the Class C Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price for the number of shares with respect to which the Class C Warrant is being exercised.

     The exercise price of the Class C Warrants and the number of shares to be obtained upon exercise of the Class C Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Class C Warrants, unless exercised, will not be entitled to participate in the assets of the Company. Holders of the Class C Warrants have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Class C Warrants.

SERIES A CONVERTIBLE PREFERRED STOCK

     The authorized capital stock of the Company includes 1,265,000 shares of Series A Convertible Preferred Stock, $.001 par value, of which 600,000 shares are currently outstanding. Holders of the Series A Convertible Preferred Stock are entitled to receive cumulative dividends of 4% or $0.16 per share annually, payable on a semi-annual basis, beginning from the date of issuance. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of the Series A Convertible Preferred Stock are entitled to receive out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, an amount per share equal to $4.00. Each share of Series A Convertible Preferred Stock is entitled to one (1) vote and votes together with the holders of the Common Stock as a single class.

     Beginning on February 25, 1996, each share of the Series A Convertible Preferred Stock may be converted into one share of the Company's Common Stock, and the conversion rights will continue until such shares have been redeemed. The conversion rate shall be subject to adjustment in the event of a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock.

     Beginning on February 25, 1998, shares of the Series A Convertible Preferred Stock may be redeemed, at the Company's option. The redemption price shall be $4.00 per share together with accrued and unpaid dividends to the redemption date.

     If fewer than all of the outstanding shares of Series A Convertible Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the Series A Convertible Preferred Stock. In the event that the Company has failed to pay accrued and unpaid dividends on the Series A Convertible Preferred Stock, it may not redeem any of the then outstanding shares of the Series A Convertible Preferred Stock until all such accrued and unpaid dividends and (except with respect to shares being redeemed) the then current semi-annual dividends have been paid in full.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series A Convertible Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the date of notice, but only until the redemption date, holders of the Series A Convertible Preferred Stock will continue to have the right to convert their shares into Common Stock. After the redemption date, dividends will cease to accrue on the shares of Series A Convertible Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

CONSULTANT'S WARRANTS

     On October 10, 1994, the Company issued warrants to purchase shares of its Common Stock to JDK & Associates, Inc., a consultant to the Company. These warrants are exercisable to purchase up to 300,000 shares of Common Stock at $1.50 per share during the two year period commencing on October 10, 1995. The Company has agreed to register the shares of Common Stock issuable upon the exercise of these warrants under the Securities Act of 1933, as amended.

     On November 1, 1994, the Company also issued warrants to purchase shares of its Common Stock to Cohig & Associates, Inc. ("Cohig") pursuant to an agreement dated November 1, 1994, pursuant to which Cohig will provide certain financial advisory and investment banking services for the Company. These warrants are exercisable to purchase up to 200,000 shares of Common Stock at $3.00 per share during the four year period commencing November 1, 1995, and Cohig has piggyback registration rights.

     On November 1, 1994, the Company also issued warrants to purchase shares of its Common Stock to Daniel Duquette ("Duquette") pursuant to an agreement dated November 1, 1994, pursuant to which Duquette will provide certain financial advisory consulting services for the Company. These warrants are exercisable to purchase up to 50,000 shares of Common Stock at $3.00 per share during the two year period commencing November 1, 1995, and Duquette has piggyback registration rights.

TRANSFER AND WARRANT AGENT

     American Securities Transfer, Inc., 938 Quail Street, No. 101, Lakewood, Colorado 80215, serves as Transfer and Warrant Agent for the Company's Common Stock, Class B Warrants, and Class C Warrants.

                               PLAN OF DISTRIBUTION

WARRANTS

     The shares of Common Stock issuable upon the exercise of the Class B Warrants, the Class C Warrants and the Consultant's Warrants are being offered by the Company through its officers and directors who will receive no commissions or other direct or indirect compensation or remuneration in connection therewith. They will, however, be reimbursed for their out-of-pocket expenses. The securities are offered on a best efforts, "any or all" basis. Proceeds from exercise of any of the Warrants will be deposited directly into Company bank accounts and will not be subject to any escrow or other similar requirement. In an attempt to induce exercise of the Warrants, officers and directors of the Company may communicate with Warrant holders by mail, telephone or in person. This Prospectus will be delivered to all Warrant holders of record as of the date hereof. Any supplement or amendment to this Prospectus will be provided to all Warrant holders of record on the date the same is filed with or declared effective by the Securities and Exchange Commission, as applicable.

     The Class B Warrants are exercisable at a price of $4.50 to purchase one share of Common Stock through July 15, 1996. Persons who wish to exercise their Class B Warrants must deliver an executed Warrant with the Form of Election to Purchase, duly executed, accompanied with payment in check or money order payable to "American Securities Transfer, Inc." (the "Warrant Agent"). All payments must be received by the Warrant Agent prior to the termination of the exercise period, and Class B Warrants not exercised prior to the termination of the exercise period will expire.

     The Class C Warrants are exercisable at a price of $4.50 to purchase one share of Common Stock from February 25, 1996 through February 24, 1999. Persons who wish to exercise their Class C Warrants must deliver an executed Warrant with the form of Election to Purchase, duly executed, accompanied with payment in check or money order payable to "American Securities Transfer, Inc." (the "Warrant Agent"). All payments must be received by the Warrant Agent prior to the termination of the exercise period, and Class C Warrants not exercised prior to the termination of the exercise period will expire.

     The Consultants' Warrants are exercisable at the prices per share and for the terms specified below:

                          Number of Shares     Exercise Price    Expiration
  Name of Consultant     Subject to Warrants     Per Share     Date of Warrant

Cohig & Associates, Inc.
  And Assigns                  200,000             $3.00       October 31,1999
JDK & Associates, Inc.
  And Assigns                  300,000             $1.50       October 9, 1997
Daniel Duquette                 50,000             $3.00       October 31,1997

In order to exercise their Consultants' Warrants, the holders must deliver an executed Warrant with the Election to Purchase duly executed, accompanied with payment in check or money order payable to "Contour Medical, Inc." for the number of shares subscribed to the Company. All payments must be received by the Company prior to the termination of the exercise period, and to the extent that the Consultants' Warrants are not exercised prior to the termination of the exercise period, they will expire.

SERIES A CONVERTIBLE PREFERRED STOCK

     The shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock are being offered by the Company through its officers and directors who will receive no commissions or other direct or indirect compensation or remuneration in connection therewith. They will, however, be reimbursed for their out-of-pocket expenses. This Prospectus will be delivered to all holders of the Series A Convertible Preferred Stock of record as of the date hereof. Any supplement or amendment to this Prospectus will be provided to all Warrantholders of record on the date the same is filed with or declared effective by the Securities and Exchange Commission, as applicable.

     Commencing on February 25, 1996, each share of Series A Convertible Preferred Stock may be converted into one share of Common Stock at the election of the holder, unless earlier redeemed. Persons who wish to convert their Series A Convertible Preferred Stock must deliver an executed stock certificate with the form of Election to Convert, duly executed, to American Securities Transfer, Inc.

                                  LEGAL MATTERS

     The legality of the securities of the Company offered will be passed on for the Company by Jon D. Sawyer, P.C., 1401 Seventeenth Street, Suite 460, Denver, Colorado 80202.

                                     EXPERTS

     The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, Independent Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The financial statements included in this Prospectus and in the Registration Statement, to the extent and for the periods set forth in their report appearing elsewhere herein, have been audited by Pender Newkirk & Company, Certified Public Accountants, and are included herein in reliance on the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                                                                    Page(s)

Consolidated Balance Sheets as of December 31, 1995
(Unaudited) and June 30, 1995. . . . . . . . . . . . . . . . .  . .   F-1

Consolidated Statements of Operations for the six months
ended December 31, 1995 and 1994 (Unaudited) . . .  . . . . . . . .   F-3

Consolidated Statements of Cash Flows for the six months
ended December 31, 1995 and 1994 (Unaudited) . . .  . . . . . . . .   F-4

Notes to Consolidated Financial Statements (Unaudited). . . . . . .   F-6

Reports of Independent Certified Public Accountants . . . . . . . .   F-10

Consolidated Balance Sheets as of June 30, 1995, and
the years ended December 31, 1994 and 1993. . . . . . . . . . . . .   F-12

Consolidated Statements of Operations for the six months ended
June 30, 1995 and 1994, and the years ended December 31,
1994, 1993 and 1992. . . . . . . . . . . . . . . . . . . . . . . . .  F-14

Consolidated Statements of Shareholders' Equity for the six
months ended June 30, 1995 and 1994, and the years ended
December 31, 1994, 1993 and 1992 . . . . . . . . . . . . . . . . . .  F-15

Consolidated Statements of Cash Flows for the six
months ended June 30, 1995 and 1994, and the years ended
December 31, 1994, 1993 and 1992 . . . . . . . . . . . . . . . . . .  F-21

Notes to Consolidated Financial Statements . . . . . . . . . . . . .  F-22

              CONTOUR MEDICAL, INC. AND SUBSIDIARIES

                   Consolidated Balance Sheets

[CAPTION]

                                            December 31,     June 30,
                                               1995           1995
                                            ------------    ----------
                                             (Unaudited)
[S]                                        [C]             [C]
ASSETS

Current:
  Cash                                      $   42,593      $   96,235
  Accounts receivable - trade
    Related parties (Note 4)                 1,254,555         943,094
    Other                                      871,615         760,703
  Inventories (Note 5)                       1,635,673       1,297,394
  Refundable income taxes                       10,680          10,680
  Prepaid expenses and other                   143,153          74,319
  Due from parent (Note 4)                     941,563       1,168,901
                                            ----------      ----------
      Total Current Assets                   4,899,832       4,351,326

Property and Equipment, less
accumulated depreciation (Note 6)              807,121         592,243

Other Assets:
  Deposit on equipment                         355,454         228,282
  Other                                          4,575           4,575
                                            ----------      ----------
      Total Other Assets                       360,029         232,857

                                            $6,066,982      $5,176,426

   See accompanying notes to consolidated financial statements.

              CONTOUR MEDICAL, INC. AND SUBSIDIARIES

                   Consolidated Balance Sheets

[CAPTION]
                                            December 31,      June 30,
                                                1995            1995
                                            -------------   -----------
                                             (Unaudited)
[S]                                         [C]             [C]
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Notes payable to banks -
   credit lines (Note 7)                     $  303,800      $  245,600
  Accounts payable                            1,070,648         882,524
  Accrued expenses                              136,973          80,977
  Current maturities of long-term
   debt (Note 8)                                168,477         168,477
                                             ----------      ----------
      Total Current Liabilities               1,679,898       1,377,578

Long-term debt, less current
maturities (Note 8)                           1,061,130         907,711
                                             ----------      ----------
      Total Liabilities                       2,741,028       2,285,289

Stockholders' Equity:
  Preferred stock - Series A conver-
   tible, $.001 par value, shares
   authorized 1,265,000; issued
   600,000, at aggregate liquidation
   preference                                 2,400,000       2,400,000
  Common stock $.001 par - shares
   authorized 76,000,000; issued
   4,613,841 and 4,573,600 (net of
   $765 discount)                                 3,848           3,808
  Additional paid-in capital                    986,646         781,738
  Accumulated (Deficit)                         (64,540)       (294,409)
                                             ----------      ----------
      Total stockholders' equity              3,325,954       2,891,137

                                             $6,066,982      $5,176,426

   See accompanying notes to consolidated financial statements.

              CONTOUR MEDICAL, INC. AND SUBSIDIARIES

              Consolidated Statements of Operations

[CAPTION]
                                                 Six Months Ended
                                            December 31,     December 31,
                                                1995             1994
                                            ------------     ------------
                                            (Unaudited)      (Unaudited)
[S]                                        [C]              [C]
SALES                                       $4,750,349       $2,016,545

COST OF SALES                                3,420,339        1,301,075

GROSS PROFIT                                 1,330,010          715,470

OPERATING EXPENSES                             984,944          789,740

OTHER INCOME (EXPENSE)                           3,220          (47,100)
                                            ----------       ----------
INCOME (LOSS) BEFORE INCOME TAXES              348,286         (121,370)

INCOME TAX EXPENSE                             118,417             --
                                            ----------       ----------
NET INCOME (LOSS)                           $  229,869       $ (121,370)

NET INCOME (LOSS) PER COMMON SHARE,
PRIMARY                                     $      .05       $     (.05)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES                                       4,613,841        2,560,883

   See accompanying notes to consolidated financial statements.

              CONTOUR MEDICAL, INC. AND SUBSIDIARIES

              Consolidated Statements of Cash Flows

[CAPTION]
                                                 Six Months Ended
                                            December 31,     December 31,
                                                1995             1994
                                            ------------     ------------
                                            (Unaudited)      (Unaudited)
[S]                                        [C]              [C]
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                           $ 229,869        $(121,370)

Adjustments to reconcile net income
 (loss) to net provided (used) by
 operating activities:

   Depreciation                                70,447           60,284
   Tax benefit from NOL                       118,417            --
   (Increase) decrease in accounts
     receivable                              (422,373)         (41,521)
   (Increase) decrease in inventories        (338,279)          42,239
   (Increase) decrease in other
     current assets and other assets          (68,834)          94,051
   Increase (decrease) in accounts
     payable                                  188,124          183,887
   Increase (decrease) in accrued
     expenses and other liabilities            55,996          (11,078)
                                            ---------        ---------
      Total Adjustments                      (396,502)         327,862

      Net cash provided (used) by
        operating activities                 (166,633)         206,492

CASH FLOW FROM INVESTING ACTIVITIES:

  Acquisition of equipment                   (412,497)         (80,984)
  Decrease in due from parent                 227,338             --
                                            ---------        ---------
      Net cash provided (used) by
        investing activities                 (185,159)         (80,984)

   See accompanying notes to consolidated financial statements.

              CONTOUR MEDICAL, INC. AND SUBSIDIARIES

              Consolidated Statements of Cash Flows

[CAPTION]
                                                 Six Months Ended
                                            December 31,     December 31,
                                                1995             1994
                                            ------------     ------------
                                            (Unaudited)      (Unaudited)
[S]                                         [C]              [C]

CASH FLOWS FROM FINANCING ACTIVITIES:

Deferred offering costs                      $   --           $(55,767)
Net borrowing (payments) on loans             211,619          (35,326)
Proceeds from exercise of options              50,000           47,794
Payment of short-swing liability
  by shareholder                               36,531             --
                                             --------         --------

Net cash provided (used) by
  financing activities                        298,150          (43,299)
                                             --------         --------
NET INCREASE (DECREASE) IN CASH               (53,642)          82,209

CASH BEGINNING OF PERIOD                       96,235           56,997

CASH END OF PERIOD                           $ 42,593         $139,206


SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION AND NON-CASH
ACTIVITIES:
[CAPTION]
 [S]                                        [C]              [C]
  Cash paid for interest                     $ 66,061         $ 28,045

  Cash paid for income tax                   $    930         $   --

   See accompanying notes to consolidated financial statements.

              CONTOUR MEDICAL, INC. AND SUBSIDIARIES

      Notes to Consolidated Financial Statements (Unaudited)

1.   Basis of Presentation
     ---------------------
     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the June 30, 1995, audited financial statements for Contour Medical, Inc. and Subsidiaries. The results of operations for the periods ended December 31, 1995 and 1994 are not necessarily indicative of the operating results for the full year.

    The consolidated financial statements include the accounts of Contour Medical, Inc. ("CMI") and its wholly-owned subsidiaries, Contour Fabricators, Inc. ("CFI") and Contour Fabricators of Florida, Inc. ("CFFI"), collectively referred to as the Company. All material intercompany accounts and transactions have been eliminated. CMI is a majority-owned subsidiary of Retirement Care Associates, Inc. ("Parent").

2.   Change in Year End
     ------------------
     The Company changed its fiscal year end from December 31 to June 30 during 1995.

3.   Related Party Transactions
     --------------------------
     During 1995, the Company began distributing medical supplies to health care facilities owned, leased or managed by the Parent. Sales to these facilities approximated $907,000 for the three month period ended December 31, 1995, and $1,653,000 for the six month period ended June 30, 1995. Trade accounts receivable of $1,254,555 and $943,094 were outstanding as of December 31, 1995 and June 30, 1995, respectively, as related to these health care facility sales. Additionally, the Company had an outstanding loan receivable due from its parent company of $941,563 and $1,168,901 as of December 31, 1995 and June 30, 1995, respectively, which is due on demand with no stated interest rate.

4.   Inventories
     -----------
     Inventories are summarized as follows:
[CAPTION]
                                        December 31,     June 30,
                                            1995           1995
                                        -----------     ----------
[S]                                    [C]             [C]
      Raw Materials                     $  329,584      $  259,952
      Work in process                       55,334          58,704
      Finished goods                     1,250,755         978,738
                                        ----------      ----------
                                        $1,635,673      $1,297,394

All inventories are pledged as collateral (see Notes 6 and 7).

5.   Property and Equipment
     ----------------------
     Property and equipment consist of the following:
[CAPTION]
                                             December 31,       June 30,
                            Useful Lives         1995             1995
                            ------------     -------------     ----------
[S]                         [C]             [C]               [C]
Land                            --           $   50,000        $   50,000
Building                     5-45 years         596,247           596,247
Machinery and equipment      3-7  years       1,278,095         1,034,568
Furniture and fixtures       5-7  years         128,593           124,651
Leasehold improvements       5    years          51,779            13,923
Vehicles                     3-5  years           9,109             9,109
                                             ----------        ----------
                                              2,113,823         1,828,498
Less accumulated depre-
 ciation                                      1,306,702         1,236,255
                                             ----------        ----------
                                             $  807,121        $  592,243

All property and equipment are pledged as collateral (see Notes 6 and 7).

6.   Notes Payable to Banks
     ----------------------
     Notes payable to banks consists of the following:
[CAPTION]
                                             December 31,       June 30,
                                                 1995             1995
                                             -------------     ----------
[S]                                           [C]             [C]
Borrowings under CFFI's $250,000 line
of credit, interest at prime plus 1%
(10% and 9.75% at June 30 and December
31, 1995, respectively), payable monthly,
collateralized by accounts receivable
and inventory                                   $248,800        $245,600

Borrowings under lines of credit                  55,000            --
                                                --------        --------
                                                $303,800        $245,600

7.   Long-term Debt
     --------------
     Long-term debt consists of the following:
[CAPTION]
                                              December 31,      June 30,
                                                  1995            1995
                                              ------------     ----------
[S]                                           [C]             [C]
Mortgage payable to bank, bearing interest
at 8.58%, principal and interest of $6,793,
due monthly through 2003, collateralized by
accounts receivable, inventory, equipment
and real property                              $  436,455      $  491,622

Mortgage payable to bank, interest at prime
plus .75% (9.75% and 9.5% at June 30 and
December 31, 1995, respectively), principal
of $1,190 plus interest due monthly through
2000, collateralized by accounts receivable,
inventory, equipment and real property             71,431          78,571

Note payable to bank, interest at prime plus
 .75% (9.75% and 9.5% at June 30 and December
31, 1995, respectively), principal and
interest of $3,044 due monthly through May
2000, collateralized by accounts receivable,
inventory, equipment and real property            436,721         182,622

Note payable to bank, interest at prime plus
1% (10% and 9.75% at June 30 and December 31,
1995, respectively), principal of $5,000 plus
interest due monthly through June 2000,
collateralized by equipment                       270,000         300,000

Note payable to bank, interest at prime plus
1% (10% and 9.75% at June 30 and December 31,
1995, respectively), principal and interest
of $1,667 due monthly through August 1996,
collateralized by accounts receivable, inven-
tory and equipment                                 15,000          23,333
                                               ----------      ----------
                                                1,229,607       1,076,188
Less current maturities                           168,477         168,477
                                               ----------      ----------
Total long-term debt                           $1,061,130      $  907,711

     The net book value of property and equipment collateralized under the above debt agreements was $807,121 and $592,243 as of December 31, 1995 and June 30, 1995, respectively.

    Certain of the above agreements contain certain financial and operating covenants, including requirements that the Company maintain certain net worth levels and satisfy current and debt-to-net-worth ratios. The Company was in compliance with all debt covenants as of December 31, 1995 and June 30, 1995.

     The aggregate maturities of long-term debt are as follows as of December 31, 1995:
                             [S]             [C]
                              1996            $168,477
                              1997            $162,136
                              1998            $159,456
                              1999            $163,798
                              2000            $168,527
                              Thereafter      $407,213

8.   Stockholder' Equity
     -------------------

     During the six months ended December 31, 1995, common stock and additional paid-in capital increased $204,948 as a result of $50,000 in proceeds received from the exercise of 25,000 options, $36,531 received from a stockholder for the gain recognized from the sale of shares of the Company's stock, and $118,417 recognized as an income tax benefit arising from the net operating loss carryforward attributable to CMI. Also during the six months ended December 31, 1995, the Company issued 15,241 shares of Common Stock to resolve certain matters relating to prior conversions of preferred stock.

9.   Subsequent Event
     ----------------

     The Company has entered into a Letter of Intent to acquire a company engaged in the bulk medical supply distribution business through a merger of such company into a newly formed subsidiary of the Company. Under the terms of the Letter of Intent, the Company will be required to issue shares of its Common Stock and pay $300,000 in cash in connection with the merger. The Company intends to finance the cash portion of the merger out of the Company's working capital. The completion of the proposed merger is subject to the execution of a definitive agreement and certain conditions outlined in the Letter of Intent. The Company expects to complete the merger in March 1996.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Contour Medical, Inc.
St. Petersburg, Florida

We have audited the accompanying consolidated balance sheets of Contour Medical, Inc. (a subsidiary of Retirement Care Associates, Inc.) and Subsidiaries as of June 30, 1995 and December 31, 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the six months and year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Contour Medical, Inc. and Subsidiaries as of June 30, 1995 and December 31, 1994 and the results of their operations and their cash flows for the six months and year then ended in conformity with generally accepted accounting principles.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Orlando, Florida
August 18, 1995


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Contour Medical, Inc.
St. Petersburg, Florida

We have audited the accompanying consolidated balance sheet of Contour Medical, Inc. and Subsidiaries as of December 31, 1993 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992. These consolidated financial statements are the responsibility of the management of Contour Medical, inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Contour Medical, Inc. and Subsidaries as of December 31, 1993 and the results of its operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992 in conformity with generally accepted accounting principles.

/s/ Pender Newkirk & Company
Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
January 21, 1994


CONTOUR MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                              June 30,         December 31,
                                                1995         1994       1993
Assets
Current:
  Cash                                       $   96,235  $  139,206 $  150,132
    Accounts receivable -
      trade (Notes 6 and 7):
      Related parties (Note 3)                  943,094          -           -
      Other                                     760,703     579,941    545,383
    Inventories (Notes 4, 6 and 7)            1,297,394     389,077    423,055
    Refundable income taxes                      10,680       8,180     99,121
    Prepaid expenses and other                   74,319      12,994      6,805
    Due from parent (Note 3)                  1,168,901          -          -

      Total current assets                    4,351,326   1,129,398  1,224,496

Property and equipment,
less accumulated depreciation
(Notes 5, 6 and 7)                              592,243     339,151    391,654

Other assets:
  Deferred offering costs                            -       11,444    257,185
  Deposit on equipment (Note 9)                 228,282          -          -
  Other                                           4,575       4,575      5,130

      Total other assets                        232,857      16,019    262,315

                                             $5,176,426  $1,484,568 $1,878,465

CONTOUR MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                               June 30,        December 31,
                                                 1995        1994       1993
Liabilities and Stockholders' Equity
Current liabilities:
     Notes payable to banks (Note 6)         $  245,600  $   55,929 $   80,000
     Accounts payable                           882,524     115,520     92,257
     Accrued expenses                            80,977         142     10,943
     Due to parent                                  -       165,000        -
     Current maturities of long-term
       debt (Note 7)                            168,477      73,571    646,000

          Total current liabilities           1,377,578     410,162    829,200

Long-term debt, less current maturities
       (Note 7)                                 907,711     554,323        -

           Total liabilities                  2,285,289     964,485    829,200

Commitments and contingencies (Note 9)

Redeemable cumulative preferred stock -
     Class D (liquidation preference
     $6,445,056) (Note 10)                          -           -      400,500

Stockholders' equity (Note 10):
     Preferred stock - Class A convertible
         (liquidation preference $99,525,
         net of $74,525 discount)                   -           -       25,000
     Preferred stock - Class B convertible
         (liquidation preference $100,000,
         net of $100,000 discount)                  -           -          -
     Preferred stock - Class E convertible
         (liquidation preference $518,958)          -           -      295,742
     Preferred stock - Series A convertible,
         $.001 par value, shares authorized
         1,265,000; issued 600,000, at
         aggregate liquidation preference     2,400,000         -          -
     Common stock $.001 par - shares
         authorized 76,000,000; issued
         4,573,600, 4,972,190 and 2,308,239
         (net of $765 discount)                   3,808       3,793      1,129
     Additional paid-in capital                 781,738     922,072    140,923
     Deficit                                   (294,409)   (405,782)   185,971

                                              2,891,137     520,083    648,765
     Less treasury stock, at cost                    -           -          -

          Total stockholders' equity          2,891,137     520,083    648,765

                                             $5,176,426  $1,484,568 $1,878,465

     See accompanying notes to consolidated financial statements.

CONTOUR MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                        Six months ended June 30,      Year ended December 31,
                           1995         1994        1994        1993
1992
                                    (unaudited)
(Note1)
Sales (Notes 3 and 11)   $3,568,459  $1,929,200  $3,945,745  $3,618,359
$3,440,701

Cost of sales             2,544,376   1,423,700   2,545,925   2,061,250
1,755,209

     Gross profit         1,024,083     505,500   1,399,820   1,557,109
1,685,492

Selling, general and ad-
  ministrative expenses     841,275     657,199   1,550,385   1,538,465
1,499,970
Litigation settlements
 (Note 9)                       -           -        30,000      85,000
-
     Income (loss) from
       operations           182,808    (151,699)   (180,565)    (66,356)
185,522

Other income (expenses):
     Offering costs
       (Note 1)                 -      (305,731)   (305,731)        -
-
  Interest                  (39,098)    (25,582)    (53,627)    (63,758)
(86,584)
     Other                   22,381       4,214      10,741       4,789
4,441

                            (16,717)   (327,099)   (348,617)    (58,969)
(82,143)

Income (loss) before
     taxes on income
     (benefit)              166,091    (478,798)   (529,182)   (125,325)
103,379

Taxes on income (benefit)
     (Note 8)                54,718         -           -       (51,789)
24,253

Net income (loss)        $  111,373  $ (478,798) $ (529,182) $  (73,536) $
79,126

Earnings (loss) per
     common share        $      .02  $     (.21) $     (.21) $     (.05) $
 .07

Weighted average common
     shares outstanding   4,558,215   2,230,472   2,560,883   1,366,158
1,124,197

See accompanying notes to consolidated financial statements.

CONTOUR MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       Subscribed   Additional
                                    Common Stock        Common Stock
Paid-in
                                  Shares     Amount    Shares  Amount
Capital
Balance, December 31, 1991           9,600   $ 9,600        -     $ -
$12,137
  Net income                           -         -          -       -        -

  Retirement of treasury stock      (2,700)   (2,700)       -       -
(12,137)

Balance, December 31, 1992           6,900     6,900        -       -        -

  Acquisition of CMI            16,315,034    16,315    150,000    75
517,939
  Recapitalization                  (6,900)  (23,215)       -     (75)
(517,939)
  Issuance of stock                180,045        33   (150,000)    -
4,967
  Contribution of stock                -         -          -       -        -
  1-for-13 reverse stock split (15,226,227)      (30)       -       -
30
  Conversion of Class A
    preferred stock                365,704       366        -       -
27,226
  Conversion of Class C
    preferred stock                846,669       847        -       -
404,356
  Issuance of Class E
    preferred stock in
    exchange for common stock     (172,986)      (87)       -       -
(295,656)
  Net loss                             -         -          -       -        -

Balance, December 31, 1993       2,308,239     1,129        -       -
140,923
  Conversion of Class A
    preferred stock                219,182       220        -       -
39,557
  Conversion of Class B
    preferred stock                 33,333        33        -       -
(33)
  Conversion of Class D
    preferred stock and
    warrants                       238,450       238        -       -
75,212
  Conversion of Class E
    preferred stock                172,986       173        -       -
295,569
  Conversion of Class One
    preferred stock              2,000,000     2,000        -       -
370,844
  Net loss                             -         -          -       -        -

Balance, December 31, 1994       4,972,190     3,793        -       -
922,072
  Issuance of Series A
    preferred stock                    -         -          -       -
(214,997)
  Exercise of common stock
    options                         15,385        15        -       -
19,985
  Correction of Class A
    preferred stock conversion         255       -          -       -        -
  Redemption of Class A warrants       -         -          -       -
(40)
  Tax benefit from utilization of
    net operating loss carry-
    forward                            -         -          -       -
54,718
  Retirement of treasury stock    (414,230)      -          -       -        -
  Net income                           -         -          -       -        -

Balance, June 30, 1995           4,573,600   $ 3,808        -     $ -
$781,738

See accompanying notes to consolidated financial statements.

CONTOUR MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   Convertible
                                 Retained
PreferredStock
                                 Earnings      Treasury Stock         Series A
                                 (Deficit)   Shares      Amount   Shares
Amount
Balance, December 31, 1991     $  523,136       2,700   $330,000       -   $
 -
  Net income                       79,126          -          -        -
 -
  Retirement of treasury
    stock                        (315,163)     (2,700)  (330,000)      -
 -
Balance, December 31, 1992     $  287,099          -          -        -   $
 -
  Acquisition of CMI           (1,039,673)         -          -        -
 -
  Recapitalization              1,039,673          -          -        -
 -
  Issuance of stock                    -           -          -        -
 -
  Contribution of stock                -    5,385,000         -        -
 -
  1-for-13 reverse stock split         -   (4,970,770)        -        -
 -
  Conversion of Class A
    preferred stock               (27,592)         -          -        -
 -
  Conversion of Class C
    preferred stock                    -           -          -        -
 -
  Issuance of Class E
    preferred stock in
    exchange for common stock          -           -          -        -
 -
  Net loss                        (73,536)         -          -        -
 -

Balance, December 31, 1993        185,971     414,230         -        -
 -
  Conversion of Class A
    preferred stock               (14,777)         -          -        -
 -
  Conversion of Class B
    preferred stock                    -           -          -        -
 -
  Conversion of Class D
    preferred stock and
    warrants                      (47,794)         -          -        -
 -
  Conversion of Class E
    preferred stock                    -           -          -        -
 -
  Conversion of Class One
    preferred stock                    -           -          -        -
 -
  Net loss                       (529,182)         -          -        -
 -

Balance, December 31, 1994       (405,782)    414,230         -        -
 -
  Issuance of Series A
    preferred stock                    -           -          -   600,000
2,400,000
  Exercise of common stock
    options                            -           -          -        -
 -
  Correction of Class A
    preferred stock conversion         -           -          -        -
 -
  Redemption of Class A
    warrants                           -           -          -        -
 -
  Tax benefit from utilization
    of net operating loss
    carryforward                       -           -          -        -
 -
  Retirement of treasury stock         -     (414,230)        -        -
 -
  Net income                      111,373          -          -        -
 -

Balance, June 30, 1995         $ (294,409)         -     $    -
600,000$2,400,000

See accompanying notes to consolidated financial statements.

CONTOUR MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                        Redeemable
                        Cumulative           Convertible          Convertible
Convertible
                      Preferred Stock      Preferred Stock      Preferred
Stock  Preferred
                          Class D              Class One            Class A
Stock Class B
                      Shares    Amount      Shares   Amount     Shares  Amount
Shares Amount
Balance, December
31, 1991                   -   $     -           -   $     -          -   $  -
 -   $    -

  Net income               -         -           -         -          -      -
 -        -
  Retirement of
    treasury stock         -         -           -         -          -      -
 -        -

Balance, December
31, 1992                   -         -           -         -          -      -
 -        -
  Acquisition of
    CMI             1,000,000        -           -         -      36,325
33,919   2   100,000
  Recapitalization         -         -           -         -          -
(33,919)  -  (100,000)
  Issuance of stock    74,176   400,500          -         -     334,319
25,000   -        -

Issuance of stock
    in satisfaction
    of loans               -         -           -         -          -      -
 -        -
  Conversion of
    Class A pre-
    ferred stock           -         -           -   (271,119)        -      -
 -        -
  Conversion of
    Class C pre-
    ferred stock           -         -           -         -          -      -
 -        -
  Issuance of
    Class E pre-
    ferred stock
    in exchange
    for common
    stock                  -         -           -         -          -      -
 -        -
  Acquisition and
    retirement of
    stock                  -         -           -         -          -      -
 -        -
  Net income               -         -           -         -          -      -
 -        -

Balance, December
31, 1993            1,074,176   400,500          -         -    99,525  25,000
 2        -

  Conversion of
    Class A pre-
    ferred stock           -         -           -         -
(99,525)(25,000)  -        -
  Conversion of
    Class B pre-
    ferred stock           -         -           -         -          -      -
(2)       -
  Conversion of
    Class D pre-
    ferred stock
    and warrants   (1,074,176) (400,500)  2,000,000   372,844         -      -
 -        -  Conversion of
    Class E pre-
    ferred stock           -         -           -         -          -      -
 -        -
  Conversion of
    Class One pre-
    ferred stock           -         -   (2,000,000) (372,844)        -      -
 -        -
  Net loss                 -         -           -         -          -      -
 -    -
Balance, Decem-
ber 31, 1994               -         -           -         -          -      -
 -        -

  Issuance of
    Series A pre-
    ferred stock           -         -           -         -          -      -
 -        -
  Exercise of
    common stock
    options                -         -           -         -          -      -
 -        -
  Correction of
    Class A pre-
    ferred stock           -         -           -         -          -      -
 -        -
  Redemption of
    Class A
    warrants               -         -           -         -          -      -
 -        -
  Tax benefit
    from utiliza-
    tion of net
    operating
    loss carry
    forward                -          -          -         -          -      -
 -        -
  Retirement of
    treasury
    stock                  -          -          -         -          -      -
 -        -

Balance, June
30, 1995                   -    $     -          -   $     -          -   $  -
 -   $    -

See accompanying notes to consolidated financial statements.

CONTOUR MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                        Convertible
                        Cumulative           Class C          Subscribed
Convertible
                      Preferred Stock     Preferred Stock   Preferred Stock
Preferred
                          Class C            Series E          Class A
Stock Class E
                       Shares  Amount      Shares  Amt      Shares   Amount
Shares   Amount
Balance, December
31, 1991                   -   $     -          -  $-          -    $     -
-    $   -

  Net income               -         -          -   -          -          -
-        -
  Retirement of
    treasury stock         -         -          -   -          -          -
-        -

Balance, December
31, 1992                   -         -          -   -          -          -
-        -
  Acquisition of
    CMI               666,669        -     325,000  -     309,319    289,728
-        -
  Recapitalization         -    (74,797)        -   -          -    (289,728)
-        -
  Issuance of stock        -         -          -   -    (309,319)        -
-        -

Issuance of stock
    in satisfaction
    of loans          180,000   480,000         -   -          -          -
-        -
  Conversion of
    Class A pre-
    ferred stock           -         -          -   -          -          -
-        -
  Conversion of
    Class C pre-
    ferred stock     (846,669) (405,203)        -   -          -          -
-        -
  Issuance of
    Class E pre-
    ferred stock
    in exchange
    for common
    stock                 -          -          -   -          -
-172,986  295,742
  Acquisition and
    retirement of
    stock                 -          -   (325,000)  -          -          -
-        -
  Net income              -          -         -    -          -          -
-        -

Balance, December
31, 1993                  -          -         -    -          -          -
172,986  295,742

  Conversion of
    Class A pre-
    ferred stock          -          -         -    -          -          -
-        -
  Conversion of
    Class B pre-
    ferred stock          -          -         -    -          -          -
-        -
  Conversion of
    Class D pre-
    ferred stock
    and warrants          -          -         -    -          -          -
-        -
  Conversion of
    Class E pre-
    ferred stock          -          -         -    -          -
-(172,986)(295,742)
  Conversion of
    Class One pre-
    ferred stock
  Net loss                -          -         -    -          -          -
-        -

Balance, Decem-
ber 31, 1994              -          -         -    -          -          -
-        -

  Issuance of
    Series A pre-
    ferred stock          -          -         -    -          -          -
-        -
  Exercise of
    common stock
    options               -          -         -    -          -          -
-        -
  Correction of
    Class A pre-
    ferred stock          -          -         -    -          -          -
-        -
  Redemption of
    Class A
    warrants              -          -         -    -          -          -
-        -
  Tax benefit
    from utiliza-
    tion of net
    operating
    loss carry
    forward               -          -         -    -          -          -
-        -
  Retirement of
    treasury
    stock                 -          -         -    -          -          -
-        -

Balance, June
30, 1995                  -   $      -         -   $-          -   $      -
-  $     -

See accompanying notes to consolidated financial statements.

CONTOUR MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                Six months ended June 30,     Year ended
December 31,
                                    1995        1994        1994        1993
1992
                                             (unaudited)
Cash flows from operting
activities:
  Net income (loss)              $   111,373  $(478,798)  $(529,182) $(73,536)
$ 79,126
  Adjustments to reconcile
  net income (loss) to net
  cash provided (used) by
  operating activities:
    Depreciation                      51,670     38,400      98,684    53,397
 60,313
    Loss on sale of equipment             -          -           -          -
  1,346
    Offering costs                        -     305,731     305,731         -
     -
    Tax benefit from utiliza-
      tion of net operating
      loss carryforward               54,718         -           -          -
     -
    Cash provided by (used for):
      Accounts receivable         (1,123,856)   (38,037)    (34,558)  (12,505)
(44,610)
      Inventories                   (908,317)    62,725      33,978    50,654
(89,509)
      Refundable income taxes         (2,500)        -       90,941   (99,121)
     -
      Prepaid expenses and other     (61,325)   (15,373)     (6,189)   (6,805)
 10,538
      Accounts payable               767,004      4,376      23,263   (74,444)
  7,718
      Accrued expenses                80,835        277     (10,801)  (46,924)
 (8,025)

Net cash provided (used) by
operating activities              (1,030,398)  (120,699)    (28,133) (209,284)
 16,897

Cash flows from investing
activities:
  Acquisition of equipment          (304,762)    (6,597)    (46,181) (123,917)
(34,861)
  Cash acquired from acquisition          -          -           -        778
     -
  Increase in due from parent     (1,168,901)        -           -          -
     -
  Deposit on equipment              (228,282)        -           -          -
     -
  Decrease (increase) in other
    assets                                -          -          555    (1,055)
     -

Net cash used by investing
activities                        (1,701,945)    (6,597)    (45,626) (124,194)
(34,861)

Cash flows from financing
activities:
  Deferred offering costs                 -     (10,305)    (59,990) (138,136)
     -
  Proceeds from issuance of
    notes payable to bank                 -      18,508          -     80,000
     -
  Proceeds (repayments) on
    notes payable to bank            189,671         -      (42,177)  100,000
(130,455)
  Increase (decrease) in due
    to parent                       (165,000)        -      165,000        -
     -
  Proceeds from issuance of
    long-term debt                   482,622         -           -         -
     -
  Payments of long-term debt         (34,328)   (25,671)         -         -
     -
  Payments on loans to stockholder        -          -           -    (23,420)
     -
  Proceeds from issuance of stock         -          -           -    430,500
     -
  Proceeds from issuance of pre-
    ferred stock, net of offering
    costs                          2,196,447         -           -          -
     -
  Exercise of stock options           20,000         -           -          -
     -
  Redemption of Class A warrants         (40)        -           -          -
     -

Net cash provided (used) by
financing activities               2,689,372    (17,468)     62,833   448,944
(130,455)

Net increase (decrease) in cash      (42,971)  (144,764)    (10,926)  115,466
(148,419)

Cash, beginning of period            139,206    150,132     150,132    34,666
183,085
Cash, end of period               $   96,235   $  5,368    $139,206  $150,132
$ 34,666

See accompanying notes to consolidated financial statements.

CONTOUR MEDICAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Contour Medical, Inc. ("CMI") and its wholly-owned subsidiaries, Contour
Fabricators, Inc. ("CFI") and Contour Fabricators of Florida, Inc. ("CFFI"), collectively referred to as the Company. All material intercompany accounts and transactions have been eliminated. CMI is a majority-owned subsidiary of Retirement Care Associates, Inc. ("Parent").

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets by accelerated methods for financial reporting and income tax purposes.

OFFERING COSTS

Fees, costs and expenses related to offerings of securities are deferred and charged against the proceeds therefrom or, if the offering is unsuccessful, charged to operations. Costs of $257,185 related to a proposed public offering were deferred at December 31, 1993 and charged to operations in the second quarter of 1994 when the offering was abandoned. Deferred costs at December 31, 1994, related to the private placement discussed in Note 10, were charged against the proceeds therefrom in 1995.

CHANGE IN METHOD OF ACCOUNTING FOR TAXES ON INCOME

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109") which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

REVENUE RECOGNITION

Sales are recognized upon shipment of products to customers.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per common share are based on the weighted average number of common shares outstanding and dilutive common stock equivalent shares outstanding during each period after giving effect to the one-for-thirteen reverse stock split which occurred in 1993. Common stock equivalents for 1995, 1994 and 1993 have not been included since the effect would be antidilutive. Common stock equivalents for 1992 include the convertible preferred Class B And Class C shares and the preferred Class D warrants. Cumulative dividends in arrears of $32,000 related to the Company's Class A preferred stock (see Note 10) have been deducted from 1995 net income for the calculation of earnings per common share.

CHANGES IN YEAR ENDS

The Company changed its fiscal year end from December 31 to June 30 during 1995. Accordingly, the June 30, 1995 statements of operations, stockholders' equity and cash flows are for the six months then ended.

CFI changed its fiscal year from March 31 to December 31 effective April 1, 1992. The financial statements for 1992 include the accounts of CFI for the nine months ended December 31, 1992.

RECLASSIFICATIONS

Certain amounts in the 1993 and 1992 financial statements have been restated to conform to current year presentations.

2.   ORGANIZATION AND BUSINESS ACQUISITION

Contour Fabricators, Inc., incorporated in March 1974 and located in Grand Blanc, Michigan, manufactures orthopedic devices used in rehabilitative therapy procedures and positioning aids for imaging procedures. Contour Fabricators of Florida, Inc., incorporated in December 1984 and located in St. Petersburg, Florida, manufactures disposable medical products which consist primarily of plastic and foam items for use in surgical and other special medical procedures.

Contour Medical, Inc. (formerly Associated Healthcare Industries, Inc.) was incorporated in Nevada in April 1987 as a "blank check" company and in 1989 conducted an initial public offering. In May 1993, effective as of January 1, 1993, the stockholders of CFI and CFFI received, in exchange for all their shares, the following from CMI: 1,000,000 shares of Class D Redeemable Preferred Stock, 666,669 shares of Class C convertible preferred stock and 666,666 Class D Warrants. Through December 31, 1992, CMI was a development-stage company in the health-care industry. As a result of this acquisition, the stockholders of CFI and CFFI had effectively acquired CMI and control thereof. Accordingly, this acquisition was accounted for as a reverse acquisition and the financial statements have been prepared as if the entities had operated as a single entity effective as of January 1, 1993. The operating results of CMI are included in the accompanying financial statements since January 1, 1993.

Beginning in 1995, CMI established a medical supply distribution business to service parent company health care facilities. CMI also distributes medical supplies to other nursing home operators and health care providers.

3.   RELATED PARTY TRANSACTIONS

During 1995, CMI began distributing medical supplies to health care facilities owned, leased or managed by the majority stockholder of the parent company. Sales to these facilities approximated $1,426,000 for the period ended June 30, 1995. Trade accounts receivable of $943,094 are outstanding as of June 30, 1995 related to these health care facility sales. Additionally, the Company had an outstanding loan receivable due from its parent company of $1,168,901 as of June 30, 1995, which is due on demand with no stated interest rate.

4.   INVENTORIES

Inventories are summarized as follows:

[CAPTION]
                            June 30,              December 31,
                              1995             1994           1993
[S]                      [C]              [C]             [C]
Raw materials             $  259,952       $  241,942      $  190,449
Work in process               58,704           62,345         101,572
Finished goods               978,738           84,790         131,034

                          $1,297,394       $  389,077      $  423,055

All inventories are pledged as collateral (see Notes 6 and 7).

5.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

[CAPTION]
                       Useful         June 30,           December 31,
                       Lives            1995          1994          1993
[S]                  [C]           [C]           [C]           [C]
Land                                $   50,000    $   50,000    $   50,000
Building              5-45 yrs.        596,247       594,391       589,843
Machinery and
  equipment            3-7 yrs.      1,034,568       765,682       726,510
Furniture and
  fixtures             5-7 yrs.        124,651        92,516        90,056
Leasehold
  improvements           5 yrs.         13,923        12,038        12,037
Vehicles               3-5 yrs.          9,109         9,109         9,109

                                     1,828,498     1,523,736     1,477,555
Less accumulated
  depreciation                       1,236,255     1,184,585     1,085,901

                                    $  592,243    $  339,151    $  391,654

All property and equipment is pledged as collateral (see Notes 6 and 7).

6.   NOTES PAYABLE TO BANKS

Notes payable to banks consists of the following:

[CAPTION]
                                           June 30,          December 31,
                                             1995          1994        1993
[S]                                     [C]            [C]         [C]
Borrowings under CFFI's $250,000 line
  of credit, interest at prime plus
  1% (10% at June 30, 1995), payable
  monthly, collateralized by accounts
  receivable and inventory.               $  245,600     $     -     $     -
Borrowings under lines of credit                  -        55,929      80,000

                                          $  245,600     $ 55,929    $ 80,000

7.   LONG-TERM DEBT

Long-term debt consists of the following:

[CAPTION]
                                               June 30,       December 31,
                                                 1995      1994         1993
[S]                                         [C]          [C]        [C]
Mortgage payable to bank, bearing
  interest at 8.58%, principal and
  interest of $6,793 due monthly
  through 2003, collateralized by
  accounts receivable, inventory,
  equipment and real property.                $  491,662   $509,934   $546,000

Mortgage payable to bank, interest at
  prime plus .75% (9.75% at June 30,
  1995), principal of $1,190 plus
  interest due monthly through 2000,
  collateralized by accounts receivable,
  inventory, equipment and real property.         78,571     84,627    100,000

Note payable to bank, interest at prime
  plus .75% (9.75% at June 30, 1995),
  principal and interest of $3,044 due
  monthly through May 2000, collateral-
  ized by accounts receivable, inventory,
  equipment and real property.                   182,622         -          -

Note payable to bank, interest at prime
  plus 1% (10% at June 30, 1995),
  principal of $5,000 plus interest due
  monthly through June 2000, collateral-
  ized by equipment.                             300,000         -          -

Note payable to bank, interest at prime
  plus 1% (10% at June 30, 1995),
  principal and interest of $1,667 due
  monthly through August 1996, collateral-
  ized by accounts receivable, inventory
  and equipment.                                  23,333     33,333         -

                                               1,076,188    627,894    646,000
Less current maturities                          168,477     73,571    646,000

Total long-term debt                          $  907,711   $554,323   $     -

The net book value of property and equipment collateralized under the above debt agreements was $592,243 as of June 30, 1995.

All long-term debt at December 31, 1993 was classified as a current liability as it was the Company's intention to retire all debt from the proceeds of a proposed stock offering. The proposed offering was subsequently abandoned, and the debt has been classified in the 1994 and 1995 financial statements in accordance with the repayment terms in the respective debt agreements.

Certain of the above agreements contain certain financial and operating covenants, including requirements that the Company maintain certain net worth levels and satisfy current and debt-to-net-worth ratios. The Company was in compliance with all debt covenants as of June 30, 1995.

The aggregate maturities of long-term debt are as follows as of June 30, 1995:

                          1996     $168,477
                          1997     $162,136
                          1998     $159,456
                          1999     $163,798
                          2000     $168,527
                    Thereafter     $253,794

8.   TAXES ON INCOME (BENEFIT)

The following summary reconciles differences from taxes at the federal statutory rate with the effective rate:

[CAPTION]
                                 Six months ended
                                     June 30,        Year ended December 31,
                                 1995     1994      1994      1993      1992
                                       (unaudited)
[S]                            [C]      [C]       [C]       [C]       [C]
Taxes on income (benefit)
  at statutory rates             34.0%   (34.0%)   (34.0%)   (34.0%)    34.0%
State income taxes, net
  of federal benefit              3.1%      -         -        1.0%      1.0%
Carryforward of net
  operating loss                 (9.9%)     -         -         -         -
Carryback of net operating
  loss                             -        -         -       (8.3%)      -
Graduated tax brackets             -        -         -         -      (11.5%)
Losses not available for
  carryback                        -      34.0%     34.0%       -         -
Other                             5.0%      -         -         -         -

Taxes on income (benefit)
  at effective rates             32.2%      - %       - %    (41.3%)    23.5%

The Company adopted Statement of Financial Accounting Standards No. 109
("FAS 109"), "Accounting for Income Taxes" effective January 1, 1993. There was no cumulative effect of this change in accounting principle on the Company's financial statements. FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Unused net operating losses for income tax purposes, expiring in various amounts from 2007 to 2009, of approximately $1,221,000, which includes approximately $851,000 attributable to CMI for the period prior to January 1, 1993, are available at June 30, 1995 for carryforward against future years' taxable income. Under Section 382 of the Internal Revenue Code, the utilization of this loss is limited to approximately $414,000 per year. The deferred tax asset related to the tax benefit of these losses of approximately $467,000 has been offset by a valuation allowance due to the uncertainty of its realization. The valuation allowance decreased approximately $63,000 during 1995.

The income tax benefit arising from any utilization of the net operating losses attributable to CMI will be credited to additional paid-in capital when recognized. During 1995, the income tax benefit of utilization of net operating losses attributable to CMI of $54,718 were credited to additional paid-in capital.

9.   COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases its offices and manufacturing facility in St. Petersburg, Florida under a series of two noncancelable long-term leases and one short-term lease. These leases are classified as operating leases and expire at various dates from February 1996 through July 1997.

As of June 30, 1995, future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

                            1996     $  171,000
                            1997        131,000
                            1998         11,000

Total minimum lease payments         $  313,000

Rental expense under all operating leases was approximately $145,500, $203,000, $189,500 and $123,000 for the six months ended June 30, 1995 and the years ended December 31, 1994, 1993 and 1992, respectively.

EMPLOYMENT AGREEMENT

The Company has entered into an employment agreement with a key executive for a five-year period ending in June 1998. The agreement provides for annual base compensation of $100,000.

LITIGATION

During 1994, the Company was a defendant in an employment injury lawsuit filed by one of its employees. The Company settled this dispute for approximately $30,000.

The Company was a defendant in a lawsuit filed by one of its former employees for wrongful discharge of employment. During the year ended December 31, 1993, the Company settled this dispute for $85,000.

EQUIPMENT PURCHASES

The Company has made a commitment to purchase equipment from a vendor for a total cost of approximately $371,000. As of June 30, 1995, the Company has paid $228,282 as a deposit toward the equipment purchase.

10.   CAPITAL STOCK

STOCK BONUS PLAN

In March 1993, the Company adopted a non-qualified employee stock bonus plan. The plan provides for the granting of up to 1,000,000 options for the purchase of the Company's common stock to eligible employees at purchase prices of at least $.01 per share. Options awarded under the plan vest over a three-year period from the date of grant and are exercisable over a five-year period from the date of grant.

Changes in options outstanding are summarized as follows:

[CAPTION]
                                                     Option Price
                                        Shares         per Share
[S]                                  [C]            [C]
Balance, December 31, 1991                  -               $  -
     Granted                             15,386             $1.30

Balance, December 31, 1992               15,386             $1.30
     Granted                            250,000             $2.00

Balance, December 31, 1993              265,386       $1.30-$2.00
     Granted                            100,000             $2.25

Balance, December 31, 1994              365,386       $1.30-$2.25
     Granted                             50,000             $3.90
     Exercised                          (15,385)            $1.30
     Canceled                                (1)            $1.30
Balance, June 30, 1995                  400,000       $2.00-$3.90

All of the above options were granted above fair market value. In addition, 200,000 options were exercisable at June 30, 1995. In addition, 984,615 common shares are reserved for future issuance under this plan.

STOCK SPLIT

In March 1993, the Board of Directors authorized a 1-for-13 reverse stock split of its common stock effective June 30, 1993. All common shares and per share amounts have been retroactively adjusted to give effect to the reverse stock split.

STOCK WARRANTS

At June 30, 1995, the Company had 919,225 stock warrants outstanding. Information relating to these warrants is summarized as follows:

                                                      Number of
                                                       Common      Exercise
                         Expiration      Number of    Shares per   Price per
Type                        Date         Warrants      Warrant      Warrant

Class B July 1996                         119,225          1        $4.50
      -                    June 1997      300,000          1        $1.50
Class C May 1999                          300,000          1        $4.50
      -                 October 1999      200,000          1        $3.00

The exercise price of the Class C warrants will be reduced by $1 per share if, by May 1996, the Company has not listed its common stock on the NASDAQ stock market or another equivalent exchange or has not filed a registration statement with the SEC relating to the shares of common stock issuable upon the exercise of these warrants.

The Class B warrants are redeemable by the Company under certain circumstances. Of the total outstanding warrants, 619,225 were exercisable at June 30, 1995. In addition, 919,225 common shares are reserved for future issuance related to these warrants.

CHANGE OF CONTROL

On September 30, 1994, Retirement Care Associates, Inc. ("Retirement Care") acquired 846,669 shares of the Company's outstanding common stock and 2,000,000 shares of the Company's Class One Convertible Preferred Stock from three persons who were officers and directors of the Company. Subsequently, Retirement Care converted the Class One Convertible Preferred Stock into 2,000,000 shares of common stock.

CLASS ONE CONVERTIBLE PREFERRED STOCK

During 1994, the holders of 1,000,000 shares of Class D Redeemable Cumulative Preferred Stock exchanged their shares for 2,000,000 shares of newly created no par Class One Convertible Preferred stock. The Class One Preferred Stock had a liquidation preference of $3.00 per share. Each Class One Preferred Share was convertible into one share of the Company's common stock. All 2,000,000 shares of Class One Preferred Stock were converted into 2,000,000 shares of common stock in November 1994.

CLASS A CONVERTIBLE PREFERRED STOCK

During 1994, 99,525 shares of Class A Convertible Preferred Stock were converted into 219,182 shares of common stock. The conversion included a stock dividend of $14,777 for dividends in arrears through the date of conversion.

CLASS B CONVERTIBLE PREFERRED STOCK

During 1994, two shares of Class B Convertible Preferred Stock were converted into 33,333 shares of common stock.

CLASS D REDEEMABLE CUMULATIVE PREFERRED STOCK

In April 1994, 74,176 shares of Class D Redeemable Cumulative Preferred Stock and 148,345 Class D Warrants were converted into 238,432 shares of common stock and 119,225 Class B warrants. In addition, 1,000,000 shares of Class D Redeemable Cumulative Preferred Stock and 846,667 Class D Warrants were converted into 2,000,000 shares of a new Class One Convertible Preferred Stock. In November 1994, the Class One shares were converted into an equal number of shares of common stock. These conversions included a stock dividend of $47,794 for dividends in arrears through the date of conversion.

CLASS E CONVERTIBLE PREFERRED STOCK

In April 1994, 172,986 shares of Class E Convertible Preferred Stock were converted into an equal number of shares of common stock.

SERIES A CONVERTIBLE PREFERRED STOCK AND CLASS C WARRANTS

During 1995, the Company completed a private placement of its securities consisting of 60 units sold at a price of $40,000 per unit. Each unit sold in the private placement consisted of 10,000 shares of the Company's Series A Convertible Preferred Stock and 5,000 Class C Redeemable Common Stock Purchase Warrants. Each share of Series A Preferred stock has a $4 liquidation preference and is convertible into one share of the Company's common stock beginning in May 1996. Additionally, the holders of the Series A Preferred Stock are entitled to receive annual cash dividends (payable semiannually) of 4% of the liquidation preference of the stock, or $.16 per share, on a cumulative basis from the date of issuance. At June 30, 1995, cumulative dividends in arrears related to the Series A Preferred Stock amounted to $32,000 ($.05 per share). The Series A Preferred stock may be redeemed by the Company at $4 per share plus dividends in arrears beginning in May 1999. In addition, 1,265,000 common shares are reserved for future issuance upon conversion of the total authorized Series A preferred stock.

PREFERRED STOCK CANCELLATION

Subsequent to the conversion of the preferred stock classes, the Company canceled the Class A, Class B, Class C, Class E and Class One Convertible Preferred Stock and the Class D Redeemable Convertible Preferred Stock.

ISSUANCE OF STOCK IN SATISFACTION OF LOANS

During the year ended December 31, 1993, the Company issued 180,000 shares of Class C Convertible Cumulative Preferred Stock in satisfaction of $480,000 of loans payable to stockholders. All of the Class C Preferred Stock of 846,669 shares were converted into an equal number of shares of common stock in 1993.

SHARES RESERVED

At June 30, 1995, the Company has reserved common stock for future issuance under all of the above arrangements amounting to 3,168,840 shares.

11.   MAJOR CUSTOMERS

Sales to significant customers were as follows:

                                   Number of
       Period ended December 31,   Customers

                1994                   1        $531,000
                1993                   2        $692,000
                1992                   1        $928,000

As a result of the increased sales volume due to sales to related parties of $1,426,000 (see Note 3), there were no sales to significant other customers during the period ended June 30, 1995.

12.   SUPPLEMENTAL CASH FLOW INFORMATION

[CAPTION]
                                 Six months ended
                                     June 30,        Year ended December 31,
                                   1995     1994      1994     1993     1992
                                        (unaudited)
[S]                             [C]     [C]       [C]       [C]       [C]
Cash paid for interest           $39,065 $ 25,592  $ 53,627  $ 65,251  $83,104

Cash paid for income taxes       $ 2,500 $     -   $  5,000  $ 40,054  $24,938

Noncash financing and
  investing activities:
  Conversion of 1,074,176
    shares of Class D preferred
    stock and 995,012 Class D
    Warrants into 238,450 shares
    of common stock and
    2,000,000 shares of Class
    One preferred stock
    (see Note 10)                $    -  $400,500  $400,500  $     -   $   -
    Issuance of 180,000 shares
      of Class C preferred stock
      as payment of stockholder
      loans (see Note 10)             -        -          -    480,000     -
 Deferred offering costs
      charged to additional paid-
      in capital as an offset to
      private placement offering
      proceeds (see Note 10)      11,444       -         -         -      -

As discussed in Note 2, the stockholders of CFI and CFFI exchanged all of their shares of stock for shares of stock of CMI. As a result of this transaction, the following assets and liabilities of CMI were acquired effective January 1, 1993 which were recorded at predecessor basis:

      Cash                                      $     778
      Other assets                                 54,897
      Accounts payable and accrued expenses      (137,372)

      Capital deficit assumed                   $ (81,697)

No person is authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction ot any person to whom it is unlawful to make such offer or soliciation in such jurisdiction.

TABLE OF CONTENTS
                                          Page

Prospectus Summary                           4
Risk Factors                                 7
The Company                                  9
Price Range of Common Stock                 11
Dividend Policy                             12
Selected Financial Information              12
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations                              14
Use of Proceeds                             18
Business                                    19
Management                                  26
Security Ownership of Management
 and Principal Shareholders                 31
Certain Transactions                        33

Description of Securities                   38
Plan of Distribution                        42
Legal Matters                               44
Experts                                     44
Index to Financial Statements               45

CONTOUR MEDICAL, INC.

119,225 Shares of Common Stock Issuable
        Upon Exercise of Class B Warrants

300,000 Shares of Common Stock Issuable
        Upon Exercise of Class C Warrants

600,000 Shares of Common Stock Issuable
        Upon Conversion of Series A
        Convertible Preferred Stock

550,000 Shares of Common Stock Issuable
        Upon Exercise of Consultant's
        Warrants

PROSPECTUS

_______________, 1996


                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

      SEC Filing Fees . . . . . . . . . . . . . . . . . . . . . $ 1,917.76
      Printing Expenses . . . . . . . . . . . . . . . . . . . .   2,500.00
      Accounting Fees and Expenses. . . . . . . . . . . . . . .   5,000.00
      Legal Fees and Expenses . . . . . . . . . . . . . . . . .  15,000.00
      Blue Sky Fees and Expenses. . . . . . . . . . . . . . . .   2,000,00
      Registrar and Transfer Agent Fees . . . . . . . . . . . .     500.00
      Miscellaneous . . . . . . . . . . . . . . . . . . . . . .   3,082.24

            Total . . . . . . . . . . . . . . . . . . . . . . . $30,000.00

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrange-ment under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

     Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

     Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     (b) Article Eight of the Restated Articles of Incorporation of the Registrant provides that no director, officer or stockholder of the Company shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

     (c) Article XI of the Bylaws of the Registrant generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the laws of the State of Nevada.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During its past three fiscal years, the Registrant issued securities which were not registered under the Securities Act of 1933, as amended (the "Act"), as follows.

     A. From January to April 1992, the Registrant conducted a private offering of units, each unit consisting of 2,000 shares of Convertible Redeemable Preferred Stock, at a price of $2,000 per unit. The Registrant sold 18.1625 Units (36,325 Shares, $1.00 par value) to 6 persons for a total consideration of $36,325. In November 1992, the Registrant offered holders of these Units the opportunity to exchange at no cost the 36,325 shares of Convertible Preferred Stock for 36,325 Units, consisting of 36,325 shares of the Registrant's Class A Convertible Stock and 36,325 Class A Common Stock Purchase Warrants. All holders of the Registrant's Convertible Redeemable Preferred Stock chose to exercise this conversion option. The Class A Warrants were called for redemption in 1995, and none were exercised.

     No brokers/dealers received any compensation in connection with the sale of these securities.

     The Registrant claims the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended, and Regulation D adopted thereunder.

     B. From July 1992 to January 1993, the Registrant conducted a private offering of Units, each Unit consisting of one share of Convertible Redeemable Preferred Stock and one Class A Stock Purchase Warrant at a price of $1.00 per Unit. The Registrant sold 334,319 Units to 16 persons for a total consideration of $321,819. The Class A Warrants were called for redemption in 1995, and none were exercised.

     No brokers/dealers received compensation in connection with the sale of these securities. However, Tom Walsh, a registered person with a broker/dealer, helped the Registrant locate purchasers for these Units, and was permitted to purchase 25,000 Units in consideration of the payment of $12,500, which represented a reduced rate of $.50 per Unit as compared to $1.00 per Unit paid by other purchasers.

     The Registrant claims exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

     C. In connection with the acquisition of the stock of the Michigan and Florida Subsidiaries in May 1993, and conversion of notes payable into Class C Convertible Preferred Stock, the Registrant issued shares of its Class D Redeemable Preferred Stock, Class D Warrants and Class C Convertible Preferred Stock to the owners of the Michigan and Florida subsidiaries stock. See "CERTAIN TRANSACTIONS."

     No brokers/dealers were involved in the exchange of these securities.

     The Registrant claims the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended.

     D. From February through May 1993, the Registrant sold 74,176 shares of its Class D Redeemable Preferred Stock, and 148,345 Class D Warrants to 21 persons for a total consideration of $445,000.

     The Registrant claims the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended.

     E. From July of 1993 to January of 1994, the holders of the Class A Convertible Preferred Units listed in A. and B. above exercised their right to convert their Class A Preferred Stock into Common Stock. The number of shares of Common Stock into which the Class A could be converted was calculated by totaling the number of shares held multiplied by $1.00 (the redemption value) and adding the dividend accrued to the date of conversion and dividing the sum of one-half of the average trading price of the Common Stock for 30 days prior to receipt of the conversion notice. The total Common Stock issued upon conversion of all of the outstanding shares of the Class A Convertible Preferred Stock was 584,886.

     No broker/dealers were involved in the solicitation of the shareholders to convert the Class A shares into Common Stock, and no payment by shareholders were required in order to convert. The Company claims the exemption provided for in Section 3(a)(9) of the Securities Act of 1933, as amended, for the transaction.

     F. In April 1994, the Registrant offered holders of 74,176 shares of the Company's Class D Redeemable Preferred Shares and 148,345 Class D Redeemable Common Stock Purchase Warrants the opportunity to exchange those shares and warrants for Units identical to those registered in this Registration Statement. The exchange ratio was calculated by multiplying the number of Class D Redeemable Preferred Shares held by the $6.00 per share liquidation value plus accrued dividends plus the number of warrants held times $1.50 and dividing the sum by the proposed $6.00 per share Unit offering price. All Class D Redeemable Preferred Shares and Class D Redeemable Common Stock Purchase Warrants were exchanged for a total of 119,225 Units.

     No broker/dealers were involved in the solicitation of the shareholders to convert their Class D Shares and Class D Warrants into Common Stock, and no payments by shareholders were required in order to convert. The Company claims the exemption provided for in Section 3(a)(9) of the Securities Act of 1933, as amended, for the transaction.

     G. From time to time during the period of November 1991 to January 1993, the Registrant sold shares of its Common Stock to 32 persons, including affiliates, at prices varying from $.01 to $.20, as follows:

                                                 Number of
     Date(s)              Name                     Shares    Amount Paid
4/18/92, 5/12/92,     Frank Bauco                  48,079     $80,000
6/4/92 & 8/28/92

5/7/92, 5/15/92       Anthony LaMura               13,848     $28,000
& 8/28/92

5/14/92, 5/15/92      William Miller               43,278     $65,884
& 7/7/92

5/15/92 & 9/8/92      George W. David               3,847     $ 6,000

5/25/92               Frank Caimano                 3,847     $ 5,000

6/19/92, 11/16/91     Walter James<FN1>            21,749     $46,540
1/3/92, 1/24/92 &
4/23/92

6/21/92 & 9/1/92      Lillian Munter                7,668     $14,950

9/8/92                Wing Mark                     3,226     $ 6,290

9/8/92                Tom Walsh                     2,539     $ 4,950

9/10/92               Sam Cohen                     7,693     $15,000

9/11/92               Brian David                   1,539     $ 3,000

9/11/92               Dominic/Vito Deleonardis      7,693     $15,000

9/23/92               Bob Wine                      7,693     $15,000

12/18/92              Dr. George Brennan            7,693     $12,000

1/19/93               Sam & Carol J. Piazza         2,539     $ 5,000

12/10/91, 1/17/92,    Carmen Russell<FN1>          20,697     $54,517
1/22/92, 2/5/92,
4/3/92 & 4/7/92

2/7/92                Jim Kowalczyic<FN1>           8,535     $22,189

3/13/92               Robert Cramer<FN1>            3,432     $ 8,922

7/1/92                Damon Cozzolino               8,463     $11,000

7/1/92                Robert Sweets<FN2>            7,693     $10,000

7/1/92                Scott Williams<FN2>           7,693     $10,000

7/1/92                Robert James<FN2>             7,693     $10,000

7/1/92                Jerry Weinger                 7,693     Services valued
                                                              at $10,000

11/3/92               Don Tomlin                    7,693     Services valued
                                                              at $10,000

4/1/93                Paul Cornell                  3,847     Services valued
                                                              at $5,000

2/20/92               Joseph L. DuRant            138,462     Services valued
                                                              at $18,000

2/20/92               Edwin B. Salmon, Jr.<FN3>   207,693     Services valued
                                                              at $27,000

5/14/93               William J. Gabriele<FN4>    384,561     1,153,683 shares
                      Charitable Remainder
                      Unitrust

5/14/93               Howard Hagon<FN4>           113,051     339,153 shares
                      Charitable Remainder
                      Unitrust

5/14/93               Rudolph J. Dallessandro<FN4>135,724     408,172 shares
                      Charitable Remainder
                      Unitrust

5/14/93 & 5/28/93     R. J. Dallessandro<FN4>      83,333     235,000 shares

5/28/93               W. J. Gabriele<FN4>         130,000     345,000 shares

<FN1>
Shares received for note conversions.
<FN2>
Employees who received shares as bonus compensation.
<FN3>
Joe DuRant and Ed Salmon received shares for performance under management contracts. These shares were subsequently contributed back to the Registrant at the time of the acquisition of the Michigan and Florida Subsidiaries on May 14, 1993, as part of the acquisition agreement.
<FN4>
Shares received for Conversion of Class C Convertible Preferred Shares.

     H. In connection with a proposed public offering of the Company, the underwriter of the offering requested the Company to obtain lock up agreements from certain shareholders who had the right to have their shares registered. The Company authorized 300,000 shares of Class E Convertible Preferred Stock, which were convertible into shares of Common Stock on a one-for-one basis 180 days after the effective date of a registration statement relating to the proposed public offering. In September 1993, 16 holders of Common Stock agreed to exchange their Common Stock with registration rights for 172,986 shares of the Class E Preferred.

     No brokers or dealers were involved in the solicitation of the shareholders to convert their shares of Common Stock to Class E Preferred, and no payments by shareholders were required in order to convert. The Company claims the exemption provided for by Section 3(a)(9) of the Securities Act of 1933, as amended, for the transaction.

     In April 1994, the 16 holders of the Class E Convertible Preferred Stock converted their shares of Class E Stock to Common Stock on a one-for-one basis.

     No brokers or dealers were involved in the solicitation of the shareholders to convert their Class E Stock into Common Stock, and no payments were required in order to convert. The Company claims the exemption provided for by Section 3(a)(9) of the Securities Act, as amended, for the transaction.

     I. In April 1994, all of the shares of the Class D Redeemable Preferred Stock and Class D Warrants held by William J. Gabriele, Rudolph J. Dallesandro and Harold H. Hagon, who were then officers and directors of the Company, were exchanged for 2,000,000 shares of Class One Convertible Preferred Stock. The Company claims the exemption provided for in Section 3(a)(9) of the Securities Act of 1933, as amended, for this transaction.

     In September 1994, the holders of Class One Convertible Preferred Stock sold all of such stock to Retirement Care Associates, Inc. In November 1994, Retirement Care Associates, Inc. converted the Class One Convertible Preferred Stock into 2,000,000 shares of the Company's Common Stock. The Company claims the exemption provided for in Section 3(a)(9) of the Securities Act of 1933, as amended, for this transaction.

     J. During the period from November 1994 through February 1995, the Company sold units consisting of shares of the Company's Series A Convertible Preferred Stock and Class C Warrants to purchase Common Stock to 50 accredited investors in a private offering. A total of 600,000 shares of Series A Convertible Preferred Stock and 300,000 Class C Warrants were sold in this offering, for an aggregate of $2,400,000 in cash. The Company paid a commission of $196,000 to registered broker-dealers for their services as sales agents. Retirement Care Associates, Inc., the Company's majority shareholder, invested $340,000 in this offering and received 85,000 shares of Class A Convertible Preferred Stock and 42,500 Class C Warrants.

     With respect to these sales, the Company relied on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Each investor was given a copy of a Private Placement Memorandum containing complete information concerning the Registrant, a Form D was filed with the SEC and the Company complied with the other applicable requirements of Rule 506. Each investor signed a subscription agreement in which he represented that he was purchasing the shares for investment only and not for the purpose of resale or distribution. The appropriate restrictive legends were placed on the certificate and stop transfer instructions were issued to the transfer agent.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit
Sequential
  No.        Description                         Location
  3.1        Restated Articles of Incorpora-     Incorporated by reference to
             tion of Associated Health Care      Exhibit 3.1 to the Company's
             Industries, Inc.                    Form S-1 Registration State-
                                                 ment (File No. 33-66024)

  3.2        Amendment to the Restated           Incorporated by reference to
             Articles of Incorporation           Exhibit 3.2 to the Company's
                                                 Form S-1 Registration State-
                                                 ment (File No. 33-66024)

  3.3        Bylaws of the Registrant            Incorporated by reference to
                                                 Exhibit 3.3 to the Company's
                                                 Form S-1 Registration State-
                                                 ment (File No. 33-66024)

  3.4       Second Amendment to the Restated     Incorporated by reference to
            Articles of Incorporation of         Exhibit 3.4 to the Company's
            Contour Medical, Inc., dated         Form S-1 Registration State-
            July 26, 1993                        ment (File No. 33-66024)

  3.5       Third Amendment to the Restated      Incorporated by reference to
            Articles of Incorporation of         Exhibit 3.5 to the Company's
            Contour Medical, Inc., dated         Form S-1 Registration State-
            August 27, 1993                      ment (File No. 33-66024)

  3.6       Fourth Amendment to the Restated     Incorporated by reference to
            Articles of Incorporation of         Exhibit 3.6 to the Company's
            Contour Medical, Inc., dated         Form S-1 Registration State-
            November 10, 1993                    ment (File No. 33-66024)

  3.7       Amended Bylaws                       Incorporated by reference to
                                                 Exhibit 3.7 to the Company's
                                                 Form S-1 Registration State-
                                                 ment (File No. 33-66024)

  3.8       Sixth Amendment to Articles of       Incorporated by reference to
            Incorporation, dated November 9,     Exhibit 3.8 to the Company's
            1993 (there is no "Fifth" Amend-     Form S-1 Registration State-
            ment)                                ment (File No. 33-66024)

  3.9       Amendment Number Five to             Incorporated by reference to
            Articles of Incorporation,           Exhibit 3.9 to the Company's
            dated April 25, 1994                 Form S-1 Registration State-
                                                 ment (File No. 33-66024)

  3.10      Amendment Number Six to              Incorporated by reference to
            Articles of Incorporation,           Exhibit 3.10 to the Company's
            dated May 13, 1994                   Form S-1 Registration State-
                                                 ment (File No. 33-66024)

  4.1       Warrant Agreement for Class B        Attached
            Warrants


  4.2       Warrant Agreement for Class C        Included with initial filing
            Warrants


  5         Opinion of Jon D. Sawyer, P.C.       Included with initial filing

 10.1       Lease Agreement, effective           Incorporated by reference to
            August 1, 1994, between Contour      Exhibit 10.1 to the Company's
            Fabricators of Florida, Inc., and    Transition Report on Form10-K
            William A. and Gerald Gehrand,       for the period ended June30,
            relating to the Registrant's         1995
            office and manufacturing space
            in St. Petersburg, Florida

 10.2       Lease Agreement, dated March 1,      Incorporated by reference to
            1993, between the Registrant         Exhibit 10.2 to the Company's
            and William A. and Gerald            Form S-1 Registration State-
            Gehrand, relating to the Regis-      ment (File No. 33-66024)
            trant's office and manufacturing
            space in St. Petersburg, Florida

 10.3       Employment Agreement, dated          Incorporated by reference to
            January 1, 1993, between the         Exhibit 10.3 to the Company's
            Registrant and William J.            Form S-1 Registration State-
            Gabriele                             ment (File No. 33-66024)

 10.4       Employment Agreement, dated          Incorporated by reference to
            January 1, 1993, between the         Exhibit 10.4 to the Company's
            Registrant and Rudolph J.            Form S-1 Registration State-
            Dallessandro                         ment (File No. 33-66024)

 10.5       Employment Agreement, dated          Incorporated by reference to
            January 1, 1993, between the         Exhibit 10.5 to the Company's
            Registrant and Howard E. Hagon       Form S-1 Registration State-
            ment (File No. 33-66024)

 10.6       Non-Qualified Employee Stock         Incorporated by reference to
            Bonus Plan                           Exhibit 10.6 to the Company's
                                                 Form S-1 Registration State-
                                                 ment (File No. 33-66024)

 10.7       Employment Agreement by and          Incorporated by reference to
            between Contour Medical Fabrica-     Exhibit 10.8 to the Company's
            tors of Florida, Inc., Associa-      Form S-1 Registration State-
            ted Healthcare Industries, Inc.      ment (File No. 33-66024)
            and Gerald J. Flanagan, dated
            July 1, 1993

 10.8       Lease Agreement with William A.      Incorporated by reference to
            and Gerald Gehrand dated             Exhibit 10.8 to the Company's
            February 1, 1995, relating to        Transition Report on Form
10-K
            Registrant's warehouse space in      for the period ended June 30,
            St. Petersburg, Florida              1995

 10.9       1996 Stock Option Plan               Attached


 21         Subsidiaries of the Registrant       Incorporated by reference to
                                                 Exhibit 22 to the Company's
                                                 Form S-1 Registration State-
                                                 ment (File No. 33-66024)

 23.1       Consent of Jon D. Sawyer, P.C.       Included in Exhibit 5

 23.2       Consent of BDO Seidman, LLP          Attached

 23.3       Consent of Pender Newkirk &          Attached
            Company

All financial statement schedules have been omitted, as the required information is inapplicable or the information is presented in the financial statements or the notes thereto.

Item 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemni-fication against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

      (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                            SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of St. Petersburg, State of Florida, on the 27th day of February, 1996.

                                        CONTOUR MEDICAL, INC.

                                        By/s/ Gerald J. Flanagan
                                          Gerald J. Flanagan, President

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                     Title                    Date


/s/ Gerald J. Flanagan            President, Treasurer       February 27, 1996
Gerald J. Flanagan                (Principal Financial and
                                  Accounting Officer),
                                  Chief Financial Officer
                                  and Director


/s/ Chris Brogdon                 Director                   February 27, 1996
Chris Brogdon


/s/ Edward E. Lane                Director                   February 27, 1996
Edward E. Lane


/s/ Darrell C. Tucker             Director                   February 27, 1996
Darrell C. Tucker